As filed with the Securities and Exchange
                           Commission on May 17, 2005
                   An Exhibit List can be found on page II-6.

                          REGISTRATION NO. 333-123137

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                               Amendment No. 1 to
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ACIES CORPORATION
                 (Name of small business issuer in its charter)


             Nevada                                 91-2079553
(State or other Jurisdiction                    (I.R.S. Employer
of Incorporation or Organization)               Identification No.)

                           14 WALL STREET, SUITE 1620
                            NEW YORK, NEW YORK 10005
                                 (800) 361-5540
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 OLEG FIRER, CEO
                           14 WALL STREET, SUITE 1620
                            NEW YORK, NEW YORK 10005
                                 (800) 361-5540
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 WITH COPIES TO:
                            RICHARD A. FRIEDMAN, ESQ.
                              ERIC A. PINERO, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                             1065 AVENUE OF AMERICAS
                            NEW YORK, NEW YORK 10018
                                 (212) 930-9700
                               Fax: (212) 930-9725

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                            PROPOSED            PROPOSED
 TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE   MAXIMUM OFFERING   MAXIMUM AGGREGATE        AMOUNT OF
             BE REGISTERED               REGISTERED     PRICE PER UNIT(1)   OFFERING PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value          8,540,000(2)        $0.08            $683,200.00             $80.41
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value          8,540,000(3)        $0.08            $683,200.00             $80.41
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value            828,095(4)        $0.08             $66,247.60              $7.80
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value            600,000(5)        $0.08             $48,000.00              $5.65
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value            150,000(6)        $0.08             $12,000.00              $1.41
--------------------------------------------------------------------------------------------------------------------
TOTAL                                 18,658,095                                                   $175.68*
====================================================================================================================


*Previously paid.

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on May 16, 2005.

(2) Represents 100% of the shares of common stock issued to certain of the selling stockholders.

(3) Represents shares of common stock which are issuable upon exercise of warrants which were issued to certain of the selling stockholders.

(4) Represents 100% of the shares of common stock issued to certain of the selling stockholders pursuant to a Subscription Agreement dated as of June 2, 2004.

(5) Represents 100% of the shares of common stock issued to certain of the selling stockholders pursuant to a Subscription Agreement dated as of September 2, 2004.

(6) Represents shares of common stock which are issuable upon exercise of warrants which were issued to a selling stockholder pursuant to an Investor Relations Agreement dated as of December 3, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 17, 2005

            PROSPECTUS

                                ACIES CORPORATION

                        18,658,095 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders of an aggregate of 18,658,095 shares of our common stock, par value $.001 per share, including up to (i) 8,540,000 shares of common stock issued to certain of the selling stockholders; (ii) 8,540,000 shares of common stock issuable upon the exercise of warrants issued to certain of the selling stockholders; (iii) 828,095 shares of common stock issued to certain of the selling stockholders pursuant to a Subscription Agreement dated as of June 2, 2004; (iv) 600,000 shares of common stock issued to certain of the selling stockholders pursuant to a Subscription Agreement dated as of September 2, 2004; and (v) 150,000 shares of common stock issuable upon the exercise of warrants issued to a selling stockholder pursuant to an Investor Relations Agreement dated as of December 3, 2004. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 32. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "ACIE." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on March 3, 2005 was $0.19.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May , 2005.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Acies Corporation with the Securities and Exchange Commission. The Selling Stockholder may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary                                                            5
Recent Developments                                                           7
Risk Factors                                                                  8
Use of Proceeds                                                              13
Market for Common Equity and Related Stockholder Matters                     13
Management's Discussion and Analysis of Financial Condition and Results
  of Operations                                                              14
Business                                                                     19
Description of Property                                                      21
Legal Proceedings                                                            21
Management                                                                   22
Executive Compensation                                                       23
Certain Relationships and Related Transactions                               23
Security Ownership of Certain Beneficial Owners and Management               24
Description of Securities                                                    26
Indemnification for Securities Act Liabilities                               27
Selling Stockholders                                                         29
Plan of Distribution                                                         32
Legal Matters                                                                34
Experts                                                                      34
Available Information                                                        35
Index to Consolidated Financial Statements                                   36
Part II. Information Not Required in Prospectus                              51
Indemnification of Directors and Officers                                    51
Other Expenses of Issuance and Distribution                                  52
Recent Sales of Unregistered Securities                                      52
Exhibits                                                                     53
Undertakings                                                                 54
Signatures                                                                   55

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

ACIES CORPORATION

We, through our subsidiary Acies, Inc. ("Acies"), are engaged in the business of delivering payment processing and online banking solutions to small, medium and large size merchants across the United States.

On July 2, 2004, we acquired approximately 99.2%, and subsequently thereto acquired the remaining 0.8%, of the issued and outstanding common stock of Acies in exchange for 26,150,000 newly issued shares of our common stock pursuant to an Exchange Agreement whereby Acies became our wholly-owned subsidiary (the "Exchange"). As a result of the Exchange, control of our company shifted to the former shareholders of Acies.

On July 13, 2004, we entered into an agreement with Terence Channon, our former President and Chief Executive Officer, whereby we agreed to transfer all of our assets held immediately prior to the Exchange, and all of our then existing liabilities, to Terence Channon in consideration for Mr. Channon's cancellation of 4,285,000 shares of our common stock. To facilitate this agreement, we also entered into an agreement with a third party to purchase 200,000 shares of our common stock held by a third party for $.001 per share (or an aggregate of $200), which shares our Board of Directors have also approved for cancellation.

For the nine months ended December 31, 2004 and 2003, we had a net loss of $(2,705,171) and net income of $52,202, respectively. For our fiscal years ended March 31, 2004 and 2003, we had a net loss of $(3,750) and $(68,163), respectively. We filed a current report on Form 8-K with the Securities and Exchange Commission on July 28, 2004 in which we disclosed that on July 27, 2004, our board of directors elected to change our fiscal year end from December 31 to March 31, consistent with the fiscal year end of Acies, Inc., following the Exchange Agreement we entered into with Atlantic Synergy, Inc. (f/k/a TerenceNet, Inc.). We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing.

Our principal executive offices are located at 14 Wall Street, Suite 1620, New York, NY 10005 and our telephone number is (800) 361-5540. We are incorporated in the State of Nevada.

The Offering



 Commonstock offered by selling stockholders........  Up to 18,658,095 shares, including up to 8,540,000
                                                      shares of common stock,
                                                      8,540,000 shares issuable
                                                      upon the exercise of
                                                      common stock purchase
                                                      warrants, 828,095 shares
                                                      of common stock issued
                                                      pursuant to a Subscription
                                                      Agreement dated as of June
                                                      2, 2004, 600,000 shares of
                                                      common stock issued
                                                      pursuant to a Subscription
                                                      Agreement dated as of
                                                      September 2, 2004 and
                                                      150,000 shares issuable
                                                      upon the exercise of
                                                      common stock purchase
                                                      warrants issued pursuant
                                                      to an Investor Relations
                                                      Agreement dated as of
                                                      December 3, 2004, assuming
                                                      full exercise of the
                                                      warrants. This number
                                                      represents 32.9% of the
                                                      total number of shares to
                                                      be outstanding following
                                                      this offering assuming the
                                                      exercise of all securities
                                                      being registered.

Common stock to be outstanding after the offering.... Up to 56,745,207 shares

Use of proceeds...................................... We will not receive any proceeds from the sale
                                                      of the common stock.
                                                      However, we will receive
                                                      the exercise price of any
                                                      common stock we issue to
                                                      the selling stockholders
                                                      upon exercise of the
                                                      warrants. We expect to use
                                                      the proceeds received from
                                                      the exercise of their
                                                      warrants, if any, for
                                                      general working capital
                                                      purposes.

Over-The-Counter Bulletin Board Symbol................ACIE



The above information regarding common stock to be outstanding after the offering is based on 48,055,207 shares of common stock outstanding as of May 17, 2005 and assumes the subsequent issuance of common stock to the selling stockholders and exercise of warrants by our selling stockholders.

                                EXPLANATORY NOTE

ON FEBRUARY 3, 2005, WE ENTERED INTO A SECURITIES PURCHASE AGREEMENT WITH CERTAIN ACCREDITED INVESTORS IN WHICH CERTAIN ISSUANCES OF SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS WOULD REQUIRE US TO ISSUE SHARES OF COMMON STOCK IN EXCESS OF OUR AUTHORIZED CAPITAL AT THE TIME OF SAID AGREEMENT. WE FILED A DEFINITIVE INFORMATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 2005 TO INCREASE OUR AUTHORIZED COMMON STOCK FROM 50,000,000 TO 200,000,000 SHARES. WE FILED A CERTIFICATE OF AMENDMENT TO OUR ARTICLES OF INCORPORATION AFTER SUCH INCREASE WAS APPROVED. WE REGISTERED 3,139,304 SHARES OF COMMON STOCK PURSUANT TO OUR REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2005 UNDERLYING THE WARRANTS ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT. SINCE WE HAVE SUBSEQUENTLY INCREASED OUR NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 200,000,000 SHARES, WE ARE REGISTERING AN ADDITIONAL 5,400,696 SHARES OF COMMON STOCK UNDERLYING THE WARRANTS THAT WERE ISSUED PURSUANT TO THIS AGREEMENT.

IN ADDITION, WE ARE REGISTERING AN ADDITIONAL 94,860 SHARES OF COMMON STOCK UNDERLYING WARRANTS ISSUED TO INVESTOR RELATIONS NETWORK PURSUANT TO A CERTAIN INVESTOR RELATIONS AGREEMENT DATED AS OF DECEMBER 3, 2004. WE PREVIOUSLY REGISTERED 55,140 SHARES OF COMMON STOCK UNDERLYING SAID WARRANTS IN OUR REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2005. WE ARE REGISTERING SUCH ADDITIONAL SHARES IN THIS AMENDMENT NO. 1 ON FORM SB-2 SINCE WE HAVE SUBSEQUENTLY OBTAINED APPROVAL FROM OUR SHAREHOLDERS TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK AS DISCUSSED ABOVE.

                               RECENT DEVELOPMENTS

FEBRUARY 2005 PRIVATE PLACEMENT

On February 3, 2005, we entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which we sold and issued 8,540,000 shares of common stock, par value $.001 per share, and common stock purchase warrants (the "Warrants") to purchase 8,540,000 shares of our Common Stock (the "Warrant Shares") to several accredited investors who are a party to the Purchase Agreement (the "Purchasers") for an aggregate purchase price of $1,067,500. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, based upon the representations of each of the Purchasers that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities. .

The Warrants are exercisable from February 3, 2005 until February 3, 2010 for up to 8,540,000 shares of common stock at an exercise price of $.25 per share, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our common stock or distributions of cash or other assets. In addition, the Warrants contain provisions protecting against dilution resulting from the sale of additional shares of our common stock for less than the exercise price of the Warrants on the date of such issuance or sale. Under the terms of the offering, in no event shall the Purchasers become the beneficial owner of more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such issuance.

In addition, we entered into a Registration Rights Agreement on February 3, 2005 with the Purchasers pursuant to which we are obligated to file a registration statement on Form SB-2 (or if Form SB-2 is not then available to us, on such form of registration statement that is available to effect the registration of the Common Stock) within 30 days after the closing date registering all of the shares of common stock and shares issuable upon the exercise of the Warrants. If we do not file the registration statements with the SEC within 30 days after the closing date, we are required to make pro rata payments to the Purchasers in an amount equal to 5% of the aggregate shares of common stock issued to each Purchaser pursuant to the Purchase Agreement. We are obligated to use our best efforts to cause the registration statement to be declared effective as promptly as possible.

JUNE 2004 SUBSCRIPTION AGREEMENT

On June 2, 2004, we entered into a Subscription Agreement pursuant to which we sold and issued an aggregate of 828,095 shares of common stock, par value $.001 per share, to several accredited investors who are a party to the Subscription Agreement for an aggregate purchase price of $500,000. We granted piggy-back registration rights to the investors covering the resale of any shares of common stock issued pursuant to the Subscription Agreement.

The issuance of the shares of common stock was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Purchasers that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

SEPTEMBER 2004 SUBSCRIPTION AGREEMENT

On September 2, 2004, we entered into a Subscription Agreement pursuant to which we sold and issued an aggregate of 600,000 shares of common stock, par value $.001 per share, to several accredited investors who are a party to the Subscription Agreement for an aggregate purchase price of $150,000. We granted piggy-back registration rights to the investors covering the resale of any shares of common stock issued pursuant to the Subscription Agreement.

The issuance of the shares of common stock was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Purchasers that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

DECEMBER 2004 INVESTOR RELATIONS AGREEMENT

On December 3, 2004, we entered into an Investor Relations Agreement with Investor Relations Network ("IRN") pursuant to which IRN will provide investor relations services to us in exchange for certain cash fees and out-of-pocket expenses and five-year warrants to purchase 150,000 shares of our common stock, par value $.001 per share, at an exercise price of $0.25. We granted IRN piggy-back registration rights covering the resale of any shares of common stock issuable upon the exercise of the warrants.

The issuance of the warrants was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Investors that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

                                  RISK FACTORS

If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following factors, the information contained in this prospectus and the other information to which we have referred you. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

              RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS

WE MAY NEVER BECOME PROFITABLE AND CONTINUE AS A GOING CONCERN BECAUSE WE HAVE HAD LOSSES SINCE WE HAVE BECOME A PUBLIC REPORTING COMPANY

We may never become profitable and continue as a going concern because we have incurred losses and experienced negative operating cash flow since we have become a public reporting company in April 2002. For the nine months ended December 31, 2004 and 2003, we had a net loss of $(2,705,171) and net income of $52,202, respectively. For our fiscal years ended March 31, 2004 and 2003, we had a net loss of $(3,750) and $(68,163), respectively. We filed a current report on Form 8-K with the Securities and Exchange Commission on July 28, 2004 in which we disclosed that on July 27, 2004, our board of directors elected to change our fiscal year end from December 31 to March 31, consistent with the fiscal year end of Acies, Inc., following the Exchange Agreement we entered into with Atlantic Synergy, Inc. (f/k/a TerenceNet, Inc.).

We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available you may experience significant additional dilution.

WE DEPEND ON VISA AND MASTERCARD REGISTRATION AND FINANCIAL INSTITUTION SPONSORS AND WE MUST COMPLY WITH THEIR STANDARDS TO MAINTAIN REGISTRATION. THE TERMINATION OF OUR REGISTRATION COULD REQUIRE US TO STOP PROVIDING PROCESSING SERVICES ALTOGETHER.

Our designation with Visa and MasterCard as a member service provider is dependent upon the sponsorship of member clearing banks and our continuing adherence to the standards of the Visa and MasterCard credit card associations. In the event we fail to comply with these standards, Visa or MasterCard could suspend or terminate our designation as a member service provider. If these sponsorships are terminated and we are unable to secure a bank sponsor, we will not be able to process bankcard transactions. Because of the fact that substantially all of the transactions we process involve Visa or MasterCard the termination of our registration or any changes in the Visa or MasterCard rules that would impair our registration could require us to stop providing processing services altogether. This would severely impact our revenues, which would cause the devaluation of any securities you hold in our Company.

WE DEPEND ON SALES AGENTS THAT DO NOT SERVE US EXCLUSIVELY TO ACQUIRE AND RETAIN MERCHANT ACCOUNTS. OUR FAILURE TO MAINTAIN OUR RELATIONSHIPS WITH OUR EXISTING SALES AGENTS AND TO RECRUIT AND ESTABLISH NEW RELATIONSHIPS WITH OTHER SALES AGENTS, COULD ADVERSELY AFFECT OUR REVENUES AND INTERNAL GROWTH AND INCREASE OUR MERCHANT ATTRITION.

We rely primarily on the efforts of independent sales agents ("Sales Agents") to market our services to merchants seeking to establish an account with a payment processor in order to accept Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion and Gift & Loyalty transactions. Sales Agents are classified as either individuals or companies that seek to introduce both newly established and existing small, medium and large businesses including retailers, restaurants, supermarkets, petroleum stations and e-commerce retailers. Most of the Sales Agents that refer merchants to us are non-exclusive to us and therefore most of them have the right to refer merchants to other service providers. Our failure to maintain our relationships with our existing Sales Agents and those serving other service providers that we may acquire, and to recruit and establish new relationships with other Sales Agents, could adversely affect our revenues and internal growth and increase our merchant attrition. This would lead to an increase in cost of revenues for us which would mean a decrease in net profit.

INCREASED MERCHANT ATTRITION MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We experience attrition in our merchant base in the ordinary course of business resulting from several factors, including business closures, losses to competitors and conversion-related losses. Increased merchant attrition may have a material adverse effect on our financial condition and results of operations. If we are unable to gain merchants to replace the ones we lose, we may be forced to curtail or abandon our business plan.

INCREASES IN INTERCHANGE RATES MAY ADVERSELY AFFECT OUR PROFITABILITY

Visa and MasterCard routinely increase their respective interchange rates each year. Interchange rates are also known as discount rates that are charged for transactions processed thru Visa and MasterCard. Although we historically have reflected these increases in our pricing to merchants, there can be no assurance that merchants will continue to assume the entire impact of the future increases or that transaction processing volumes will not decrease and merchant attrition increase as a result of these increases. If interchange rates increase to a point where it becomes unprofitable for us to accept Visa and MasterCards it would cause an increase in our cost of revenues and potentially make it unprofitable for us to continue without a change in our business plan. The result of this would likely be that the value of our securities would decrease.

OUR OPERATING RESULTS ARE SUBJECT TO SEASONAL FLUCTUATIONS IN CONSUMER SPENDING PATTERNS.

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically, revenues have been weaker during the first two quarters of the calendar year and stronger during the third and fourth quarters. If, for any reason, our revenues are below seasonal norms during the third or fourth quarter, our net income could be lower than expected. This could lead to a decrease in the value of our securities.

HIGH LEVELS OF COMPETITION MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The credit, charge and debit card transaction processing services business is highly competitive. Many of our current and prospective competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and/or more established relationships in the industry than we have. Because of this our competitors may be able to adopt more aggressive pricing policies than we can, develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, and devote greater resources to the marketing and sale of their services. Because of the high levels of competition in the industry and the fact that other companies may have greater resources, it may be impossible for us to compete successfully. If we are unable to compete, we may be forced to change our business plan, which would lead to a decrease in the value of our securities.

INCREASES IN PROCESSING COSTS MAY ADVERSELY AFFECT OUR PROFITABILITY

We are subject to certain contractual volume obligations that if not met, will cause our processing cost to increase and may therefore adversely affect our ability to attain and retain new and existing merchants. More information about our contractual obligations is located in the section entitled "Liquidity and Capital Resources". This could adversely affect our growth and profitability causing a decrease in the value of our securities.

WE MAY BECOME SUBJECT TO CERTAIN STATE TAXES FOR CERTAIN PORTIONS OF OUR FEES CHARGED TO MERCHANTS THAT CURRENTLY ARE NOT PASSED THROUGH TO OUR MERCHANTS

We, like other transaction processing companies, may be subject to state taxation of certain portions of our fees charged to merchants for our services. Application of this tax is an emerging issue in the transaction processing industry and the states have not yet adopted uniform guidelines. If in the future we are required to pay such taxes and are not able to pass this expense on to our merchant customers, our financial condition could be adversely affected, which would lead to a devaluation of our securities.

WE MAY BE SUBJECT TO LIABILITY DUE TO SECURITY RISKS BOTH TO USERS OF OUR MERCHANT SERVICES AND TO THE UNINTERRUPTED OPERATION OF OUR SYSTEMS

Security and privacy concerns of users of online commerce such as our merchant services may inhibit the growth of the Internet and other online services, especially as a means of conducting commercial transactions. We rely on secure socket layer technology, public key cryptography and digital certificate technology to provide the security and authentication necessary for secure transmission of confidential information. However, various regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available and thereby expose us to a risk of data interception. Because some of our activities involve the storage and transmission of confidential personal or proprietary information, such as credit card numbers, security breaches and fraud schemes could damage our reputation and expose us to a risk of loss and possible liability. In addition, our payment transaction services may be susceptible to credit card and other payment fraud schemes perpetrated by hackers or other criminals. If such fraudulent schemes become widespread or otherwise cause merchants to lose confidence in our services, or in Internet payments systems generally, our revenues could suffer and the market for our common stock could decline.

WE RELY ON THE INTERNET INFRASTRUCTURE, AND ITS CONTINUED COMMERCIAL VIABILITY, OVER WHICH WE HAVE NO CONTROL AND THE FAILURE OF WHICH COULD SUBSTANTIALLY UNDERMINE OUR BUSINESS STRATEGY

Our success depends, in large part, on other companies maintaining the Internet system infrastructure, including maintaining a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the infrastructure of the Internet may be unable to support the demands placed on it, and as a result the Internet's performance or reliability may suffer. Because we rely heavily on the Internet, this would make our business less profitable and would lead to a decrease in the value of our Common Stock.

WE MAY BE SUBJECT TO POTENTIAL LIABILITY FOR INFORMATION POSTED ON OUR CORPORATE WEBSITE.

The legal obligations and potential liability of companies which provide information by means of the Internet are not well defined and are evolving. Any liability of our company resulting from information posted on, or disseminated through, our corporate website could have a material adverse effect on our business, operating results and financial condition.

NEW AND POTENTIAL GOVERNMENTAL REGULATIONS DESIGNED TO PROTECT OR LIMIT ACCESS TO CONSUMER INFORMATION COULD ADVERSELY AFFECT OUR ABILITY TO PROVIDE THE SERVICES WE PROVIDE OUR MERCHANTS.

Due to the increasing public concern over consumer privacy rights, governmental bodies in the United States and abroad have adopted, and are considering adopting additional laws and regulations restricting the purchase, sale and sharing of personal information about customers. The laws governing privacy generally remain unsettled and it is difficult to determine whether and how existing and proposed privacy laws will apply to our business. Several states have proposed legislation that would limit the uses of personal information gathered using the Internet. Congress has also considered privacy legislation that could further regulate use of consumer information obtained over the Internet or in other ways. If legislation is passed by the individual states or Congress it would likely raise our cost of revenues, which would decrease our net profit and would lead to a decrease in the value of our securities.

OUR SYSTEMS AND OPERATIONS ARE VULNERABLE TO DAMAGE OR INTERRUPTION FROM FIRE, FLOOD, POWER LOSS, TELECOMMUNICATIONS FAILURE, BREAK-INS, EARTHQUAKE AND SIMILAR EVENTS

Our systems could fail or become unavailable, which would harm our reputation, result in a loss of current and potential customers and could cause us to breach existing agreements. Our success depends, in part, on the performance, reliability and availability of our services. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, break-in, earthquake and similar events. We would face significant damage as a result of these events. In addition, our systems use sophisticated software which may in the future contain viruses that could interrupt service. For these reasons, we may be unable to develop or successfully manage the infrastructure necessary to meet current or future demands for reliability and scalability of our systems. If this happens, it is likely that we would lose customers and revenues would decrease.

BECAUSE MESSRS. FIRER, SHIMON AND GUILLIADOV BENEFICIALLY OWN AN AGGREGATE 59.7% OF THE REGISTRANT'S OUTSTANDING COMMON STOCK, THEY WILL EXERCISE CONTROL OVER CORPORATE DECISIONS THAT MAY BE DISADVANTAGEOUS TO OTHER MINORITY SHAREHOLDERS.

Oleg Firer, our Chief Executive Officer, Yakov Shimon, our Vice President of Merchant Operations, and Miron Guilliadov, our Vice President of Indirect Sales, beneficially own an aggregate 59.7% of the issued and outstanding shares of our common stock. Accordingly, they will exercise control in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Messrs. Firer, Shimon and Guilliadov may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

WE RELY ON KEY MANAGEMENT

Our success depends upon the personal efforts and abilities of Oleg Firer, our Chief Executive Officer, Yakov Shimon, our Vice President of Merchant Operations, and Miron Guilliadov, our Vice President of Indirect Sales. Our ability to operate and implement our business plan is heavily dependent on the continued service of Messrs. Firer, Shimon and Guilliadov, as well as our ability to attract, retain and motivate other qualified personnel, particularly in the areas of sales, marketing and management for our company. We face aggressive and continued competition for such personnel. We cannot be certain that we will be able to attract, retain and motivate such personnel.

We do not maintain key-man insurance on the lives of Messrs. Firer, Shimon and Guilliadov. If Messrs. Firer, Shimon and Guilliadov were to resign, the loss could result in loss of sales, delays in new product and service development and diversion of management resources, and we could face high costs and substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. The loss of Messrs. Firer, Shimon or Guilliadov and our inability to hire, retain and motivate qualified sales, marketing and management personnel for our company would have a material adverse effect on our business and operations.

               RISKS RELATED TO OUR CURRENT FINANCING ARRANGEMENT

THE ISSUANCE OF SHARES UPON EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert, sell the full amount issuable on conversion, convert again and sell the full amount issuable upon conversion again. Although the selling stockholders may not convert their secured convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 9.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

                       RISKS RELATING TO OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE THERE ARE WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE.

The market price of our common stock may decline because there are a large number of warrants that may be available for future sale, and the sale of these shares may depress the market price. As of May 17, 2005, we had approximately 48,055,207 shares of common stock issued and outstanding and 461,456 outstanding options and warrants to purchase up to 8,800,000 shares of common stock. Although the selling stockholders may not exercise their warrants if such conversion or exercise would cause them to own more than 9.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering. The sale of these shares may adversely affect the market price of our common stock.

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained.

The last reported sales price for our common stock on March 3, 2005, was $0.19 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13 in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and

o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

o obtain financial information and investment experience objectives of the person; and

o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholder. All of the net proceeds from the sale of our common stock will go to the selling stockholder. We will receive the proceeds from the exercise of warrants entitling the selling stockholders of the February 2005 private placement to purchase 3,139,304 shares from us at an exercise price of $0.25 per share. If all warrants held by the selling stockholders are exercised, we will receive $784,826 in proceeds. In connection with the Investor Relations Agreement dated as of December 3, 2004, we will receive the proceeds from the exercise of warrants entitling the selling stockholder to purchase 55,140 shares from us at an exercise price of $0.25 per share. If all warrants held by the selling stockholders are exercised, we will receive $13,785 in proceeds.

We anticipate that any proceeds from the exercise of warrants by the selling stockholders will be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures, acquisitions and the repayment or refinancing of our indebtedness. Pending the application of any proceeds from the exercise of warrants, if any, by the selling stockholders, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the Over-The-Counter Bulletin Board under the symbol "ACIE". The table below sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the Over-The-Counter Bulletin Board. These quotations reflect prices between dealers, do not include retail mark-ups, markdowns, and commissions and may not necessarily represent actual transactions. The prices are adjusted to reflect all stock splits.



                                                    High           Low
                                                    ----           ---

2004    First Quarter                               0.20           0.08
        Second Quarter                              0.45           0.10
        Third Quarter                               0.45           0.09
        Fourth Quarter*                             0.33           0.17

2003
        First Quarter                               0.11           0.06
        Second Quarter                              0.27           0.08
        Third Quarter                               0.31           0.07
        Fourth Quarter                              0.13           0.07

2002    Fourth Quarter                              0.11           0.06


*Through March 3, 2005

As of May 17, 2005, there were 48,055,207 shares of common stock outstanding.

As of May 17, 2005, there were approximately 66 stockholders of record of our common stock, respectively. This does not reflect those shares held beneficially or those shares held in "street" name.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

                      EQUITY COMPENSATION PLAN INFORMATION

We currently do not have an equity compensation plan in place. However we have issued options to our management team pursuant to the employment agreement dated July 1, 2004.

        NAME           NUMBER OF SECURITIES TO BE ISSUED    EXERCISE PRICE OF OUTSTANDING     NUMBER OF SECURITIES VESTED AS OF
                               UPON EXERCISE OF                        OPTIONS                         DECEMBER 31,2004
                              OUTSTANDING OPTIONS                        (b)                                 (c)
                                      (a)
Oleg Firer                         1,845,825                            $1.00                              307,638
Yakov Shimon                        461,456                             $1.00                               76,909
Miron Guilliadov                    461,456                             $1.00                               76,909


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

  Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate" and "continue", or similar words. You should read statements that contain these words carefully because they:

o     discuss our future expectations;

o contain projections of our future results of operations or of our financial condition; and

o     state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

We, through our subsidiary Acies, Inc. ("Acies"), are engaged in the business of delivering payment processing and online banking solutions to small, medium and large size merchants across the United States.

On July 2, 2004, we acquired approximately 99.2%, and subsequently thereto acquired the remaining 0.8%, of the issued and outstanding common stock of Acies in exchange for 26,150,000 newly issued shares of our common stock pursuant to an Exchange Agreement whereby Acies became our wholly-owned subsidiary (the "Exchange"). As a result of the Exchange, control of our company shifted to the former shareholders of Acies.

On July 13, 2004, we entered into an agreement with Terence Channon, our former President and Chief Executive Officer, whereby we agreed to transfer all of our assets held immediately prior to the Exchange, and all of our then existing liabilities, to Terence Channon in consideration for Mr. Channon's cancellation of 4,285,000 shares of our common stock. To facilitate this agreement, we also entered into an agreement with a third party to purchase 200,000 shares of our common stock held by a third party for $.001 per share (or an aggregate of $200), which shares our Board of Directors have also approved for cancellation.

For the nine months ended December 31, 2004 and 2003, we had a net loss of $(2,705,171) and net income of $52,202, respectively. For our fiscal years ended March 31, 2004 and 2003, we had a net loss of $(3,750) and $(68,163), respectively. We filed a current report on Form 8-K with the Securities and Exchange Commission on July 28, 2004 in which we disclosed that on July 27, 2004, our board of directors elected to change the our fiscal year end from December 31 to March 31, consistent with the fiscal year end of Acies, Inc. We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing.

Our principal executive offices are located at 14 Wall Street, Suite 1620, New York, NY 10005 and our telephone number is (800) 361-5540. We are incorporated in the State of Nevada.

COMPANY HISTORY

We were incorporated in the State of Nevada on April 22, 2004 as GM Merchant Solutions, Inc. We changed our name to Acies, Inc. on June 23, 2004. On June 28, 2004, we purchased substantially all of the assets of GM Merchant Solutions, Inc. ("GM-NY") and GMS Worldwide, LLC ("GMS-NY"). Messrs. Firer, Shimon and Guilliadov had been engaged in the payment processing business through GM Merchant Solutions, Inc. and/or GMS Worldwide, LLC since August 2002. They will continue this business through our company.

On July 2, 2004, Atlantic Synergy, Inc. ("Atlantic") acquired approximately 99.2% of the issued and outstanding common stock of our company in exchange for approximately 26,150,000 newly issued shares of Atlantic's common stock (the "Exchange"). In connection with, and subsequent to, the Exchange, Atlantic transferred all of its assets held immediately prior to the Exchange, subject to all of the Atlantic's then existing liabilities, to Terence Channon, Atlantic's former President and Chief Executive Officer, in consideration for Mr. Channon's cancellation of 4,285,000 shares of Atlantic's common stock and the cancellation of 200,000 shares of Atlantic's common stock held by a third party.

On June 28, 2004, we acquired the cash, accounts receivable, office equipment, furniture, computer hardware and software, and goodwill and other intangible property (including customer lists, leases, and material contracts) of GM-NY and GMS-NY in exchange for 250,000 and 250,000 shares, respectively, of our common stock. GM-NY and GMS-NY subsequently exchanged their shares of our common stock for Atlantic's common stock. Messrs. Firer, Shimon and Guilliadov commonly control GM-NY, GMS-NY, our company and Atlantic. GM-NY and GMS-NY used the assets acquired by our company in the business of delivering payment processing solutions for the retail, restaurant, direct marketing, quick service restaurant, hospitality, supermarket, petroleum, financial services and healthcare industries. We intend to continue such use.

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS - THREE MONTHS ENDED DECEMBER 31, 2004 COMPARED WITH THREE MONTHS ENDED DECEMBER 31, 2003

REVENUES

Net revenues increased $782,572 (or 307.01%) to $1,160,607 for the three months ended December 31, 2004, as compared to net revenues of $378,035 for the three months ended December 31, 2003. The increase in net revenues was due to an increase in product revenue, service revenue from existing customers and Acies' accelerating acquisition of new merchant accounts.

Cost of revenues increased $651,912 (or 339.34%) to $924,290 for the three months ended December 31, 2004, as compared to cost of revenues of $272,378 for the three months ended December 31, 2003. The increase in cost of revenues was attributed to an increase in product costs that resulted from an increase in product sales, and an increase in merchant processing costs that resulted from an increase in existing and new merchant processing revenue.

Gross margin increased $130,660 (or 223.66%) to $236,317 for the three months ended December 31, 2004, as compared to gross margin of $105,657 for the three months ended December 31, 2003. The increase in gross margin is directly attributable to the increase in net revenues that was offset by the increase in costs of revenue.

GENERAL, ADMINISTRATIVE AND SELLING EXPENSES

General, administrative and selling ("G&A") expense increased $507,793 (or 842.09%) to $576,220 for the three months ended December 31, 2004, as compared to G&A expense of $68,427 for the three months ended December 31, 2003. The increase in G&A expense was primarily attributable to issuance of common stock valued at $225,000 for services in connection with the Exchange, an increase in office lease expense from $14,946 for the quarter ended December 31, 2003 to $36,153 for quarter ended December 31, 2004, an increase in full-time employees and payroll expense from $16,451 for the quarter ended December 31, 2003 to $101,358 for the quarter ended December 31, 2004, and an increase in legal expenses from $3,500 for the quarter ended December 31, 2003 to $9,469 for quarter ended December 31, 2004. In addition, the increase in G&A expense was attributable to an increase in insurance and public company compliance and administrative fees attributable to being public reporting company from $2,592 for the quarter ended December 31, 2003 to $33,873 for quarter ended December 31, 2004.

INTEREST EXPENSES

We had interest expense of $3,000 and interest income of $9 for the three months ended December 31, 2004, as compared to none for the three months ended December 31, 2003.

NET LOSS

We had a net loss of $415,341 for the three months ended December 31, 2004, as compared to net income of $37,230 for the three months ended December 31, 2003. The increase in net loss is directly attributable to G&A expense.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 2004 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 2003

REVENUES

Net revenues increased $1,977,761 (or 359.61%) to $2,739,579 for the nine months ended December 31, 2004, as compared to net revenues of $761,818 for the nine months ended December 31, 2003. The increase in net revenues was due to an increase in product revenue, service revenue from existing customers and Acies' accelerating acquisition of new merchant accounts.

Cost of revenues increased $1,682,078 (or 402.68%) to $2,237,797 for the nine months ended December 31, 2004, as compared to cost of revenues of $555,719 for the nine months ended December 31, 2003. The increase in cost of revenues was attributed to an increase in product costs that resulted from an increase in product sales, and an increase in merchant processing costs that resulted from an increase in existing and new merchant processing revenue.

Gross margin increased $295,683 (or 243.47%) to $501,782 for the nine months ended December 31, 2004, as compared to gross margin of $206,099 for the nine months ended December 31, 2003. The increase in gross margin is directly attributable to the increase in net revenues that was offset by the increase in costs of revenue.

GENERAL, ADMINISTRATIVE AND SELLING EXPENSES

General, administrative and selling ("G&A") expense increased $2,951,670 (or 2,017.18%) to $3,105,567 for the nine months ended December 31, 2004, as compared to G&A expense of $153,897 for the nine months ended December 31, 2003. The increase in G&A expense was primarily attributable to issuance of common stock valued at $1,835,437 for services in connection with the Exchange, an increase in office lease expense from $28,626 for the nine months ended December 31, 2003 to $75,283 for the nine months ended December 31, 2004, an increase in full-time employees and payroll expense from $49,597 for the nine months ended December 31, 2003 to $274,450 for the nine months ended December 31, 2004, $382,111 of financial advisory services and $36,858 of legal fees incurred in the connection with the Exchange, and $55,759 for renovation and equipment for the New York office.

We incurred a cost of $23,000 to settle a lawsuit for the nine months ended December 31, 2004. We did not incur such an expense during the nine months ended December 31, 2003.

INTEREST EXPENSES

We had interest expense of $6,000 and interest income of $61 for the nine months ended December 31, 2004, as compared to none for the nine months ended December 31, 2003.

NET LOSS

We had a net loss of $2,705,171 for the nine months ended December 31, 2004, as compared to net income of $52,202 for the nine months ended December 31, 2003. The increase in net loss is directly attributable to G&A expense.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2004

REVENUES

Net revenues increased $289,862 (or 133.29%) to $1,160,607 for the three months ended December 31, 2004, as compared to net revenues of $870,745 for the three months ended September 30, 2004. The increase in net revenues was due to an increase in product revenue, service revenue from existing customers and Acies' accelerating acquisition of new merchant accounts.

Cost of revenues increased $211,167 (or 129.62%) to $924,290 for the three months ended December 31, 2004, as compared to cost of revenues of $713,123 for the three months ended September 30, 2004. The increase in cost of revenues was attributed to an increase in product costs that resulted from an increase in product sales, and an increase in merchant processing costs that resulted from an increase in existing and new merchant processing revenue.

Gross margin increased $78,695 (or 149.93%) to $236,317 for the three months ended December 31, 2004, as compared to gross margin of $157,622 for the three months ended September 30, 2004. The increase in gross margin is directly attributable to the increase in net revenues that was offset by the increase in costs of revenue.

GENERAL, ADMINISTRATIVE AND SELLING EXPENSES

General, administrative and selling ("G&A") expense decreased $1,651,239 (or 386.56%) to $576,220 for the three months ended December 31, 2004, as compared to G&A expense of $2,227,459 for the three months ended September 30, 2004. The decrease in G&A expense was primarily attributable to decrease in issuance of common stock for services from $1,610,437 for three months ended September 30,2004 to $225,000 for three months ended December 31, 2004, all of which directly contributed to the Exchange. In addition, the decrease in G&A expense was attributable to a decrease of financial advisory services from $182,111 for three months ended September 30, 2004 to $0 for three months ended December 2004 and decrease in legal fees from $18,615 for three months ended September 30, 2004 to $9,469 for three months ended December 31, 2004.

INTEREST EXPENSES

We had interest expense of $3,000 and interest income of $9 for the three months ended December 31, 2004, as compared to $3,000 interest expense and $30 of interest income for the three months ended September 30, 2004.

NET LOSS

We had a net loss of $415,341 for the three months ended December 31, 2004, as compared to net loss of $2,072,807 for the three months ended September 30, 2004. The decrease in net loss is directly attributable to G&A expense. Interest expense increase is primarily attributable to the note that was issued to Public Company Management Corporation in connection with the Exchange Agreement. During December 2004, ACIES converted $102,522 of Public Company Management Corporation debt into 700,000 shares of common stock valued at $175,000. The difference was charged to loss on extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES

For the nine months ended December 31, 2004 we had $636,354 in cash flows used in operating activities, mostly attributed to the costs of the Exchange which took place on July 2, 2004. During the same period, we had cash flows provided from financing activities of $650,000, due to the sale of our common stock. We used this $650,000 as follows: $75,283 for office lease expense, $382,111 for financial advisory services and $36,858 of legal fees incurred in the connection with the Exchange, $23,000 to settle a lawsuit, $36,042 deposit to secure a seven years lease for the New York office and $55,759 for renovation and equipment for the New York office.

As a result of the above, our net cash position decreased $6,932 during the period.

Our approximate contractual cash obligations at December 31, 2004 are outlined in the table below including our office rental obligations, as well as payments due under employment agreements. In addition to the expenses outline in a table below, our total non-contractual payroll expenses are approximately $221,000 per annum. Including non-contractual expenses, our total cash obligations are expected to amount to approximately $66,420 per month for the following 12 months.

                             PAYMENTS DUE BY PERIOD

                                 (IN THOUSANDS)



CONTRACTUAL             TOTAL        QUARTER      1-3 YEARS   4-5        AFTER 5
OBLIGATIONS                           ENDING                    YEARS     YEARS
                                     03/31/05
Facilities            $   857      $   36       $   493      $  328          --
Obligation:
Office rental
obligation
Employment            $   862      $  107       $   755          --          --
Obligations:
Employment            $ 1,719      $  143       $ 1,248      $  328          --
Agreements



We also have a three-year marketing agreement with Chase Merchant Services, L.L.C. ("CMS") to market CMS' authorization, processing and settlement of bankcard transaction services to merchants. We have a production level of 150 accounts per month pursuant to the marketing agreement with production penalties. If we do not meet the production level, we are required to pay $25 per account below the production level.

Acies paid a security deposit of $36,042 on a seven-year office lease. The deposit is refundable at the end of the lease. On July 2, 2004, Acies issued a $200,000 unsecured note payable bearing interest of 6%, payable within 30 days from the date of the close of the Exchange for services provided by Public Company Management Corporation in connection with Acies' reverse merger. The note became due on or about August 2, 2004, and was in default as of December 31, 2004. On November 17, 2004, Acies and Public Company Management Corporation agreed to extend the due date of the note until May 31, 2004, as discussed below in Part II, under the heading "Item 3. Defaults upon Senior Securities". As a result of such agreement, Acies is no longer in default under the note.

As of December 31, 2004, we had cash on hand of approximately $915. On December 28, 2004 Acies entered into a financing agreement with institutional and high net worth individuals to finance Acies in an amount of up to $1,000,000. During January 2005, Acies completed financing transaction for total proceeds of $1,067,500.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

YEAR ENDED MARCH 31, 2004 COMPARED TO YEAR ENDED MARCH 31, 2003

REVENUES

Net revenues increased $1,251,134 (6,608%) to $1,270,067 for the fiscal year ended March 31, 2004, as compared to net revenues of $18,933 for the fiscal year ended March 31, 2003. The increase in net revenues was due to an increase in product revenue, service revenue from existing customers and Acies' accelerating acquisition of new merchant accounts.

Cost of revenues increased $937,404 (or 2,504%) to $974,837 for the fiscal year ended March 31, 2004, as compared to cost of revenues of $37,433 for the fiscal year ended March 31, 2003. The increase in cost of revenues was attributed to an increase in product costs that resulted from an increase in product sales, and an increase in merchant processing costs that resulted in an increase in existing and new merchant processing revenue.

Gross margin increased $313,730 (or 1,696%) to $295,230 for the fiscal year ended March 31, 2004, as compared to a negative gross margin of $18,500 for the fiscal year ended March 31, 2003. The increase in gross margin is directly attributable to the increase in net revenues that was offset by the increase in costs of revenue.

G&A expense increased $249,317 (or 502%) to $298,980 for the fiscal year ended March 31, 2004, as compared to G&A expense of $49,663 for the fiscal year ended March 31, 2003. The increase in G&A expense was primarily attributable to costs associated with accelerating sales growth.

We had a net loss of $3,750 for the fiscal year ended March 31, 2004, as compared to a net loss of $68,163 for the fiscal year ended March 31, 2003. The decrease in net loss was directly attributable to accelerating gross margins achieved through pricing power and operating efficiencies.

Our net loss per share for the fiscal year ended March 31, 2004 was $0.00. Our net loss per share for the fiscal year ended March 31, 2003 was also $0.00.

LIQUIDITY AND CAPITAL RESOURCES

Total assets (which consist of current assets only) as of June 30, 2004, were $486,779, consisting of $245,029 of cash and $241,750 of net accounts receivable. Total current liabilities consisted of $194,692 of accounts payable. As of June 30, 2004, we had working capital of $292,087. The ratio of current assets to current liabilities was 2.5 as of June 30, 2004. Total assets as of March 31, 2004, were $157,262, consisting of $7,847 of cash and $149,415 of net accounts receivable. Total current liabilities were $148,150, consisting of $143,022 of accounts payable and $5,128 of accrued expenses. As of March 31, 2004, we had working capital of $9,112. The ratio of current assets to current liabilities was 1.06 as of March 31, 2004.

Cash used in operating activities during the three months ended June 30, 2004 was $262,818. Cash flows from financing activities for the three months ended June 30, 2004 was $500,000 relating to a private placement of Acies' common stock, which common stock was subsequently exchanged into the Registrant's common stock pursuant to the Exchange. Comparatively, cash used in operating activities during the three months ended June 30, 2003 was $4,222, and cash flows from financing activities was $5,000 relating to capital contributions. Cash used in operating activities during the fiscal year ended March 31, 2004 was $3,984. Cash flows from financing activities for the fiscal year ended March 31, 2004 was $11,000 relating to capital contributions. Comparatively, cash used in operating activities during the fiscal year ended March 31, 2003 was $44,694, and cash flows from financing activities was $45,525 relating to capital contributions.

We have a lease commitment of $160,805 for the 2005 fiscal year. We also have a three-year marketing agreement with CMS to market CMS' authorization, processing and settlement of bankcard transaction services to merchants. We have a production level of 150 accounts per month pursuant to the marketing agreement with production penalties. If we do not meet the production level, we are required to pay $25 per account below the production level.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. We have two types of revenue. Service revenue consists of credit card processing services which are recognized when the services are rendered. Product revenue consists of sales of credit card terminals and is recognized at the point of sale, or when the product is shipped or installed. Product revenue was $276,473 and $11,567 for fiscal years 2004 and 2003. Service revenue was $993,594 and $7,367 for fiscal years 2004 and 2003.

Allowance for Doubtful Accounts. Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts.

We will need to raise $7,000,000 of additional financing during the next twelve
(12) months to fully implement our business plan and to continue with our current operations. Prior to the Exchange, we obtained $500,000 of financing from seven (7) individuals. We intend to raise additional capital to be used by us in one or more private placements of our common stock. We do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders. There is no assurance that additional financing will be available on favorable terms, if at all. If we are unable to raise such additional financing, it would have a materially adverse effect upon our ability to fully implement our business plan or to continue with our current operations.

                                    BUSINESS

COMPANY HISTORY

We were incorporated in the State of Nevada on April 22, 2004 as GM Merchant Solutions, Inc. We changed our name to Acies, Inc. on June 23, 2004. On June 28, 2004, we purchased substantially all of the assets of GM Merchant Solutions, Inc. ("GM-NY") and GMS Worldwide, LLC ("GMS-NY"). Messrs. Firer, Shimon and Guilliadov, our Chief Executive Officer and Vice Presidents, respectively, had been engaged in the payment processing business through GM Merchant Solutions, Inc. and/or GMS Worldwide, LLC since August 2002. They will continue this business through our company.

On July 2, 2004, Atlantic Synergy, Inc. ("Atlantic") acquired approximately 99.2% of the issued and outstanding common stock of our company in exchange for approximately 26,150,000 newly issued shares of Atlantic's common stock (the "Exchange"). In connection with, and subsequent to, the Exchange, Atlantic transferred all of its assets held immediately prior to the Exchange, subject to all of the Atlantic's then existing liabilities, to Terence Channon, Atlantic's former President and Chief Executive Officer, in consideration for Mr. Channon's cancellation of 4,285,000 shares of Atlantic's common stock and the cancellation of 200,000 shares of Atlantic's common stock held by a third party.

On June 28, 2004, we acquired the cash, accounts receivable, office equipment, furniture, computer hardware and software, and goodwill and other intangible property (including customer lists, leases, and material contracts) of GM-NY and GMS-NY in exchange for 250,000 and 250,000 shares, respectively, of our common stock. GM-NY and GMS-NY subsequently exchanged their shares of our common stock for Atlantic's common stock. Messrs. Firer, Shimon and Guilliadov commonly control GM-NY, GMS-NY, our company and Atlantic. GM-NY and GMS-NY used the assets acquired by our company in the business of delivering payment processing solutions for the retail, restaurant, direct marketing, quick service restaurant, hospitality, supermarket, petroleum, financial services and healthcare industries. We intend to continue such use.

DESCRIPTION OF THE PRINCIPAL PRODUCTS AND SERVICES

We, through our subsidiary Acies, Inc. ("Acies"), are engaged in the business of delivering payment processing and online banking solutions to small, medium and large size merchants across the United States. We are a registered member service provider of JP Morgan Chase Bank and a Strategic Partner of Paymentech, LP. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale
(POS) terminals, which enable merchants to utilize Acies' payment processing services. Acies' banking services offer customers traditional banking services, ability for customers to apply for an on-line bank account and pay bills electronically.

Through our experience in payment processing, infrastructure planning and equipment deployment, we provide our merchants, Independent Sales Agents ("Sales Agents") and Independent Sales Organizations ("ISOs") with what we believe is fast and reliable merchant processing, complex point of sale systems, superior customer support and overall cost savings. We understand both merchant accounts and the credit card industry, and are committed to delivering state-of-the-art transaction processing services to support small to large-scale business initiatives of our current and prospective clients.

Our payment processing services enable merchants to accept both traditional card-present, or "swipe" transactions, as well as card-not-present transactions made by Internet or by mail, fax or telephone. Our processing services include acceptance and underwriting of merchants, detection of fraudulent transactions, receipt and settlement of funds and service and support. We outsource some of these services to third parties, including the acceptance and underwriting of merchants and receipt and settlement of funds. By doing so, we intend to maintain an efficient operating structure which allows us to expand our operations without having to significantly increase fixed costs or undertake the risk associated with acceptance and underwriting of merchant accounts.

We derive the majority of our revenues from fee income related to transaction processing, which is primarily comprised of a percentage of the dollar amount of each transaction processed, as well as a flat fee per transaction. In the event that we have outsourced any of the services provided in the transaction, we remit a portion of the fee income to the third parties that have provided such outsourced services.

DISTRIBUTION METHODS

We have adopted what we believe to be an uncomplicated sales strategy making it easy and quick to ramp up new sales offices. We have implemented a nationwide Sales Agent Program. We market and sell our services primarily through relationships with ISOs, which we define as any non-bank party that sells card-based payment processing services to merchants. Sales Agents act as a non-employee, external sales force in communities throughout United States. We also market services through a limited in-house sales team, which focuses on the niche vertical markets and is compensated in a similar fashion as the Sales Agents.

MARKET OVERVIEW

The payment processing industry is an integral part of today's worldwide financial structure. The industry is evolving at a quick rate in parallel with increasing technological advances. The benefits of card-based payments allow merchants to access a broader universe of consumers, enjoy faster settlement times and reduce transaction errors. By using credit or debit cards, consumers are able to make purchases more conveniently, whether in person, over the Internet, or by mail, fax or telephone, while gaining the benefit of loyalty programs, such as frequent flyer miles or cash back, which are increasingly being offered by credit or debit card issuers.

Consumers are also beginning to use card-based and other electronic payment methods for purchases at an earlier age in life. Given these advantages of card-based payment systems to both merchants and consumers, favorable demographic trends, and the resulting proliferation of credit and debit card usage, we believe businesses will increasingly seek to accept card-based payment systems in order to remain competitive.

The payment processing industry evolves rapidly. Customer needs change at an alarming pace. In order to keep up, we intend to continue to evolve with the market through research and development, and to provide the necessary technological advances to meet the ever-changing needs of our customers. Traditional players in the industry must quickly adapt to the changing environment or be left behind by the emerging new generation.

COMPETITIVE BUSINESS CONDITIONS

Industry Potential

We are committed not only to servicing clients' current processing needs, but also pioneering new business opportunities that can improve our clients' respective competitive positions. We are committed to devoting substantial capital resources to the research and development of new technologies that can significantly enhance our service offerings.

According to a recent Nilson Report (the "Report"), purchase transaction on credit cards totaled 17.54 billion in 2002, up 4.5% over 2001. These transactions are projected to reach $22.26 billion by 2007. According to the 2003/2004 Study of Consumer Payment Preferences conducted by the American Bankers Association and Dove Consulting, a Boston-based strategy consulting firm (the "Study"), consumers report that electronic payment methods account for 54% of their purchases in stores, surpassing cash and check usage. The Study found that cash and checks account for 47% of consumers' in-store purchases which confirms a continuing migration from paper to electronic payments.

Our management believes that cash transactions are quickly becoming obsolete. Attention to global credit card markets has reached a new all-time high. Credit card and other new transaction methods show the potential for profitability and attractive distribution cost structures. We believe that the growth potential of the payment processing industry presents an opportunity that we should capitalize on. The trends around e-commerce have been staggering over the past decade. At the heart of e-commerce lie credit cards and new innovative payment processing methods. Even in the recent financially difficult times, many businesses turned to credit cards as a method of streamlining expenses.

We compete in an expanding world of debit cards, smart cards, travel cards, and other technologically diverse transaction methods. We believe that pioneering firms in the payment processing industry that offer great service while at the same time utilizing the most current technologies in their systems will realize large profits.

The credit, charge and debit card transaction processing services business is highly competitive. Many of our current and prospective competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and/or more established relationships in the industry than we have. Because of this our competitors may be able to adopt more aggressive pricing policies than we can, develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, and devote greater resources to the marketing and sale of their services. Because of the high levels of competition in the industry and the fact that other companies may have greater resources, it may be impossible for us to compete successfully. However, we seek to position our company in the industry as one of the fastest growing providers of payment processing solutions for retailers, restaurants, supermarkets, petroleum stations, and e-commerce retailers, and to take full advantage of the potential earnings in this growing industry.

Customer Service

In efforts to take advantage of the growing payment processing industry, we make customer service a central part of our business plan. We believe that a commitment to superior customer service maximizes the value of our products and services. This focus on understanding and servicing the varying needs of our different customers is the cornerstone of our business solutions.

TARGET MARKETS

We provide services to small to medium size merchants in retail, restaurant, supermarket, petroleum and hospitality sectors located across the United States. The small merchants we serve typically process on average $12,000 a month in credit card transactions and have an average transaction value of approximately $45 per transaction. These merchants have traditionally been underserved by larger payment processors. As a result, these merchants have historically paid higher transaction fees than larger merchants and have not been provided with solutions that larger merchants are used to receiving.

DEPENDENCE ON ONE OR A FEW CUSTOMERS

We are not dependent on any one or a few customers. None of our existing customers account for more than 5% of our revenue. Our customer base consists of small to mid-size businesses spread throughout various industries.

PATENTS, TRADEMARKS & LICENSES

We do not own any patents, trademark, licenses or other intellectual property rights.

GOVERNMENTAL REGULATIONS

Due to the increasing public concern over consumer privacy rights, governmental bodies in the United States and abroad have adopted, and are considering adopting additional laws and regulations restricting the purchase, sale and sharing of personal information about customers. The laws governing privacy generally remain unsettled and it is difficult to determine whether and how existing and proposed privacy laws will apply to our business. Several states have proposed legislation that would limit the uses of personal information gathered using the Internet. Congress has also considered privacy legislation that could further regulate use of consumer information obtained over the Internet or in other ways. If legislation is passed by the individual states or Congress it would likely raise our cost of revenues, which would decrease our net profit and would lead to a decrease in the value of our securities.

EMPLOYEES

As of March 4, 2005, we have ten (10) full time employees and engage consultants from time to time. We have no collective bargaining agreements with our employees and believe our relations with our employees are good.

                             DESCRIPTION OF PROPERTY

We currently lease office space at 14 Wall Street, Suite 1620, New York, New York 10005. The term of the lease for this office space is seven (7) years and ends in July 2011. We pay $13,400.42 per month for this office space which is approximately 5,545 square feet.

                                LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Directors are elected at each meeting of stockholders and hold office until the next annual meeting of stockholders and the election and qualifications of their successors. Executive officers are elected by and serve at the discretion of the board of directors.

Our executive officers, managers and directors are as follows:



Name                       Age  Position
----                       ---  --------
Oleg Firer                 27   Chief Executive Officer and Director
Yakov Shimon               34   Vice President, Merchant Operations
Miron Guilliadov           30   Vice President, Indirect Sales
Jeffrey A. Tischler        49   Chief Financial Officer



OLEG FIRER , CHIEF EXECUTIVE OFFICER AND DIRECTOR - From July 2004 to the present, Oleg Firer has served as our President, Chief Executive Officer, Secretary, and Treasurer. Mr. Firer has served as the President of GM Merchant Solution, Inc., since August 2002. Additionally, Mr. Firer has served as the Managing Partner of GMS Worldwide, LLC, since August 2003. From November 2002 to December 2003, Mr. Firer served as the Chief Operating Officer of Digital Wireless Universe, Inc. From December 2001 to November 2002, Mr. Firer served as the Managing Partner of CELLCELLCELL, LLC. From March 1998 to December 2001, Mr. Firer served as Vice President of SpeedUS Corp (NASDAQ: SPDE). Mr. Firer attended business management classes in Phoenix University in 2000. Mr. Firer studied Computer Science at New York Technical College from 1993 to 1995.

YAKOV SHIMON, VICE PRESIDENT - From July 2004 to the present, Yakov Shimon has served as our Vice President of Merchant Operations. Mr. Shimon has served as Vice President of GM Merchant Solution, Inc., since August 2002. Additionally, Mr. Shimon has served as a Member of GMS Worldwide, LLC., since August 2003. From February 2000 to December 2003 Mr. Shimon served as Vice President of Development of Digital Wireless Universe, Inc. From September 1998 to February 2000, Mr. Shimon served as Senior Developer at SpeedUS Corp (NASDAQ: SPDE). Mr. Shimon graduated from Polytechnic University in New York with a major in Mechanical Engineering in August 1995.

MIRON GUILLIADOV, VICE PRESIDENT - From July 2004 to the present, Miron Guilliadov has served as our Vice President of Indirect Sales. Additionally, since August 2003, he has served as a Member of GMS Worldwide, LLC and since August 2002, has served as the Vice President of Sales of GM merchant Solution, Inc. From August 2001 to August 2002, Mr. Guilliadov worked as an independent sales agent for FMBS, Concord EFS, EZ-Cash ATM, CIT, Northern Leasing as well as other companies. From April 2001 to June 2001, he worked as a sales executive at First Data Merchant Services. Mr. Guilliadov attended Brooklyn Community College from 1992 to 1994 and the Bikman Institute from 1996to 1997.

JEFFREY A. TISCHLER, CHIEF FINANCIAL OFFICER, joined Acies as its Chief Financial Officer on May 6, 2005. Prior to joining Acies, Jeffrey A. Tischler was Vice President of Asta Funding, Inc. (NASDAQ:ASFI), a consumer receivables asset management company, where his responsibilities included involvement in operational and financial functions ranging from strategic planning to strengthening the company's infrastructure. From 1993 to 2000, Mr. Tischler was Executive Vice President and Chief Financial Officer of LandAmerica Financial Group, Inc. (NYSE:LFG), including serving as Executive Vice President and Chief Financial and Administrative Officer of LandAmerica's acquired predecessors, Commonwealth Land Title Insurance Company and Transnation Title Insurance Company. From 1980 to 1993, Mr. Tischler was with Reliance Group Holdings, Inc., where he held the position of Vice President of Financial Planning and Analysis. A certified public accountant, Mr. Tischler was a senior accountant with KPMG Peat Marwick from 1978 to 1980. Mr. Tischler received an M.B.A. degree in Finance and Accounting from the University of Rochester's Simon School of Business in 1978, and a B.A. in Economics from the University of Rochester in 1977.

EXECUTIVE OFFICERS OF THE COMPANY

Officers are appointed to serve at the discretion of the Board of Directors. None of our executive officers, managers or directors has a family relationship with any other of our executive officers, managers or directors.

COMMITTEES OF THE BOARD OF DIRECTORS

We currently do not have any committees of our board of directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on our review of copies of all disclosure reports filed by our directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, a number of Forms 3, 4, and 5 were not timely filed. They are as follows:

o     Forms 4 filed by Terrance Channon on June 18 and July 21, 2004;

o Forms 3 filed by Oleg Firer, Yakov Shimon and Miron Guilliadov on July 20, 2004; and

o     Forms 4 filed by Michael Beygelman on September 22 and September 29, 2004.

                             EXECUTIVE COMPENSATION

The compensation for all of our former and current directors and officers individually for services rendered to us for the fiscal year ended December 31, 2003 and thru February 28, 2005 are set forth in the following table:

                                                                        Other Annual
Name and Position        Fiscal Year        Salary       Bonus ($)      Compensation    Options/SARs (#)(1)
-----------------        -----------        ------       ---------      ------------    ------------------
Oleg Firer                   2004(2)       $120,000          0                0                307,638
President and CEO            2003             0              0                0                   0
Yakov Shimon                 2004(3)       $ 63,333          0                0                76,909
Vice President               2003             0              0                0                   0
Miron Guilliadov             2004(3)       $ 63,333          0                0                76,909
Vice President               2003             0              0                0                   0


Salary amounts listed above do not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

----------
(1) Total Options vested as of December 31,2004. All options are exercisable at $1.00.
(2) Total salary paid for the period from July 1, 2004 to February 28, 2005. Mr. Firer is paid $180,000 a year.
(3) Total salary paid for the period from July 1, 2004 to February 28, 2005. Mr. Shimon and Mr. Guilliadov are paid $95,000 a year.

COMPENSATION OF DIRECTORS

Members of our Board of Directors do not receive cash compensation for their services as Directors, although some Directors are reimbursed for reasonable expenses incurred in attending Board or committee meetings. Directors do receive stock compensation for services.

EXECUTIVE EMPLOYMENT AGREEMENTS

On July 1, 2004, we entered into a three-year employment contract with Oleg Firer to serve as our Chief Executive Officer. Under the terms of the contract, Mr. Firer will receive a base salary of $180,000 per year subject to upward or downward adjustments each year after an annual review. Mr. Firer is also entitled to receive annual performance based bonuses targeted at 30% or greater of his base salary and contingent bonus based on certain performance factors. In addition, Mr. Firer will receive stock options that vest over a three-year period to purchase 1,845,825 shares of our common stock at an exercise price of $1.00 per share, which stock option obligation we assumed in connection with closing the Exchange Agreement we entered into with Atlantic Synergy, Inc. dated as of July 2, 2004.

On July 1, 2004, we entered into a one-year employment contract with Yakov Shimon to serve as our Vice President of Merchant Operations. Under the terms of the contract, Mr. Shimon will receive a base salary of $95,000 per year subject to upward or downward adjustments each year after an annual review. Mr. Shimon is also entitled to receive annual performance based bonuses based on certain performance factors. In addition, Mr. Shimon will receive stock options that vest over a three-year period to purchase 461,456 shares of our common stock at an exercise price of $1.00 per share, which stock option obligation we assumed in connection with closing the Exchange Agreement we entered into with Atlantic Synergy, Inc. dated as of July 2, 2004.

On July 1, 2004, we entered into a one-year employment contract with Miron Guilliadov to serve as our Vice President of Indirect Sales. Under the terms of the contract, Mr. Guilliadov will receive a base salary of $95,000 per year subject to upward or downward adjustments each year after an annual review. Mr. Guilliadov is also entitled to receive annual performance based bonuses based on certain performance factors. In addition, Mr. Guilliadov will receive stock options that vest over a three-year period to purchase 461,456 shares of our common stock at an exercise price of $1.00 per share, which stock option obligation we assumed in connection with closing the Exchange Agreement we entered into with Atlantic Synergy, Inc. dated as of July 2, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 1, 2004, we entered into a three-year employment contract with Oleg Firer to serve as our Chief Executive Officer. Under the terms of the contract, Mr. Firer will receive a base salary of $180,000 per year subject to upward or downward adjustments each year after an annual review. Mr. Firer is also entitled to receive annual performance based bonuses targeted at 30% or greater of his base salary and contingent bonus based on certain performance factors. In addition, Mr. Firer will receive stock options that vest over a three-year period to purchase 1,845,825 shares of our common stock at an exercise price of $1.00 per share, which stock option obligation we assumed in connection with closing the Exchange Agreement we entered into with Atlantic Synergy, Inc. dated as of July 2, 2004.

On July 1, 2004, we entered into a one-year employment contract with Yakov Shimon to serve as our Vice President of Merchant Operations. Under the terms of the contract, Mr. Shimon will receive a base salary of $95,000 per year subject to upward or downward adjustments each year after an annual review. Mr. Shimon is also entitled to receive annual performance based bonuses based on certain performance factors. In addition, Mr. Shimon will receive stock options that vest over a three-year period to purchase 461,456 shares of our common stock at an exercise price of $1.00 per share, which stock option obligation we assumed in connection with closing the Exchange Agreement we entered into with Atlantic Synergy, Inc. dated as of July 2, 2004.


On July 1, 2004, we entered into a one-year employment contract with Miron Guilliadov to serve as our Vice President of Indirect Sales. Under the terms of the contract, Mr. Guilliadov will receive a base salary of $95,000 per year subject to upward or downward adjustments each year after an annual review. Mr. Guilliadov is also entitled to receive annual performance based bonuses based on certain performance factors. In addition, Mr. Guilliadov will receive stock options that vest over a three-year period to purchase 461,456 shares of our common stock at an exercise price of $1.00 per share, which stock option obligation we assumed in connection with closing the Exchange Agreement we entered into with Atlantic Synergy, Inc. dated as of July 2, 2004.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table identifies as of March 4, 2005 information regarding the current directors and executive officers of the Company and those persons or entities who beneficially own more than 5% of the common stock of the Company, and the number of and percent of the Company's common stock beneficially owned by:

o     all directors and nominees, naming them,

o     our executive officers,

o     our directors and executive officers as a group, without naming them, and

o persons or groups known by us to own beneficially 5% or more of our common stock:

The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from March 4, 2005 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of March 4, 2005 have been exercised and converted.

Name of Beneficial Owner(1)            Common Stock        Percentage of
                                   Beneficially Owned     Common Stock(2)
------------------------           -------------------    --------------
Oleg Firer                            9,933,724(3)            21.22%
14 Wall St., Suite 1620
New York, NY 10005

Yakov Shimon                          9,009,419(4)            19.25%
14 Wall St., Suite 1620
New York, NY 10005

Miron Guilliadov                      9,009,419(5)            19.25%
14 Wall St., Suite 1620
New York, NY 10005

All Officers and Directors           27,268,186               59.72%
As a Group (3 persons)

----------------------------
Bristol Investment Fund, Ltd.         4,800,000(6)            10.26%
10990 Wilshire Blvd., Suite 1410
Los Angeles, CA 90024

(1) The address of each beneficial owner is the address of the Company.

(2) Based on 46,805,207 shares of common stock outstanding as of March 3, 2005, except that shares of common stock underlying options or warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants.

(3) Includes: (i) 8,212,510 shares of common stock issued on July 2, 2004 pursuant to an Exchange Agreement whereby Acies Corporation exchanged approximately 99.2% of its issued and outstanding common stock for approximately 26,150,000 newly issued shares of common stock of Atlantic Synergy, Inc.; (ii) 342,188 shares of common stock issued on July 2, 2004 which are held indirectly by Oleg Firer, Yakov Shimon and Miron Guilliadov; (iii) 342,188 shares of common stock issued on July 2, 2004 which are held indirectly by Oleg Firer, Yakov Shimon and Miron Guilliadov; (iv) 720,000 shares of common stock issued on September 13, 2004 pursuant to the 2004 Officer/Director/Employee Stock Award Plan; (v) 4,000 shares of common stock purchased on the open market on October 5, 2004 at a price of $0.25 per share; (vi) 5,200 shares of common stock purchased on the open market on February 25, 2005 at a price of $0.19 per share; and (vii) options issued on July 1, 2004 to purchase an aggregate of 307,638 shares of common stock which have vested as of December 31, 2004 at a price of $1.00 per share.

(4) Includes: (i) 8,212,510 shares of common stock issued on July 2, 2004 pursuant to an Exchange Agreement whereby Acies Corporation exchanged approximately 99.2% of its issued and outstanding common stock for approximately 26,150,000 newly issued shares of common stock of Atlantic Synergy, Inc.; (ii) 720,000 shares of common stock issued on September 13, 2004 pursuant to the 2004 Officer/Director/Employee Stock Award Plan; and (iii) options issued on July 1, 2004 to purchase an aggregate of 76,909 shares of common stock which have vested as of December 31, 2004 at a price of $1.00 per share.

(5) Includes: (i) 8,212,510 shares of common stock issued on July 2, 2004 pursuant to an Exchange Agreement whereby Acies Corporation exchanged approximately 99.2% of its issued and outstanding common stock for approximately 26,150,000 newly issued shares of common stock of Atlantic Synergy, Inc.; (ii) 720,000 shares of common stock issued on September 13, 2004 pursuant to the 2004 Officer/Director/Employee Stock Award Plan; and (iii) options issued on July 1, 2004 to purchase an aggregate of 76,909 shares of common stock which have vested as of December 31, 2004 at a price of $1.00 per share.

(6) Includes: (i) 2,400,000 shares of common stock; and (ii) 2,400,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share, each of which were issued pursuant to the February 2005 private placement.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 50,000,000 shares of common stock, par value $.001 per share. As of March 3, 2005, there were 46,805,207 shares of common stock outstanding. On February 25, 2005, we filed an information statement on
Schedule 14C with the Securities and Exchange Commission for action to be taken pursuant to a written consent by our majority stockholders in lieu of a special meeting of stockholders, dated as of February 25, 2005, pursuant to which we will amend our articles of incorporation to increase our authorized common stock to 200,000,000 shares. In the event that we are unable to obtain an increase in our authorized common stock, we will be required to pay penalties to the selling stockholders of the February 2005 private placement.

The holders of the issued and outstanding shares of our common stock are entitled to receive dividends if declared by our board of directors out of any funds lawfully available therefore. The board of directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and non-assessable.

Holders of shares of common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote per share for each share of common stock held by them.

We have engaged American Stock Transfer & Trust Company as independent transfer agent and registrar.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.001 per share. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. Our board of directors are expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes provides that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Business Corporation Act states as follows:

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


                                          Total
                    Total Shares       Percentage
                   of Common Stock      of Common         Shares of                                     Beneficial    Percentage
                    Issuable Upon        Stock,         Common Stock   Beneficial       Percentage of    Ownership     of Common
                    Conversion of       Assuming         Included in    Ownership       Common Stock     After the    Stock Owned
                    Notes and/or          Full           Prospectus    Before the       Owned Before     Offering   After Offering
      Name            Warrants        Conversion(1)                    Offering(2)       Offering(2)        (3)           (3)
----------------------------------------------------------------------------------------------------------------------------------
Joshua Berkowitz (4)     800,000           1.66%            Up to          800,000          1.66%           --             --
                                                          800,000
                                                         shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Bristol Investment     4,800,000           9.99%            Up to        4,800,000          9.99%           --             --
Fund Ltd. (5)                                             4,800,000
                                                          shares of
                                                         common stock
----------------------------------------------------------------------------------------------------------------------------------
David Marshall, Inc.     600,000           1.25%            Up to          600,000          1.25%           --             --
(6)                                                        600,000
                                                          shares of
                                                         common stock
----------------------------------------------------------------------------------------------------------------------------------
Emes Capital Partners    800,000           1.66%            Up to          800,000          1.66%           --             --
LLC (7)                                                    800,000
                                                          shares of
                                                         common stock
----------------------------------------------------------------------------------------------------------------------------------
Jacob Engel (8)          800,000           1.66%            Up to          800,000          1.66%           --             --
                                                            800,000
                                                          shares of
                                                         common stock
----------------------------------------------------------------------------------------------------------------------------------
The Fine Family          600,000           1.25%            Up to          600,000          1.25%           --             --
Trust (9)                                                  600,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Sean Fitzpatrick (10)    400,000           *                Up to          400,000          *               --             --
                                                           400,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
George Karfunkel       1,600,000           3.33%            Up to        1,600,000          3.33%           --             --
(11)                                                      1,600,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Katie & Adam             800,000           1.66%            Up to          800,000          1.66%           --             --
Bridge Partners, L.P.                                      800,000
(12)                                                      shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Joshua Kazam (13)        400,000           *                Up to          400,000          *               --             --
                                                           400,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Esther Levine (14)       800,000           1.66%            Up to          800,000          1.66%           --             --
                                                            800,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
David Lindner (15)       400,000           *                Up to          400,000          *               --             --
                                                            400,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Gilad Ottensoser (16)    400,000           *                Up to          400,000          *               --             --
                                                            400,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
Vintage Filings, LLC   1,280,000           2.66%            Up to          1,280,000        2.66%           --             --
(17)                                                      1,280,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Michael Weinberger       400,000           *                Up to          400,000          *               --             --
(18)                                                       400,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Michael Weiss (19)     1,200,000           2.50%            Up to        1,200,000          2.50%           --             --
                                                          1,200,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Vyacheslav Yakubov     1,000,000           2.08%            Up to        1,000,000          2.08%           --             --
(20)                                                      1,000,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Alex Slomovits (21)      100,000           *                Up to          100,000          *               --             --
                                                            100,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
David Fienerman (22)     118,438           *                Up to          118,438          *               --             --
                                                            118,438
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Karina Mitselmakher       20,531           *                Up to           20,531          *               --             --
(23)                                                       20,531
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Leonid Shimon (23)       266,907           *                Up to          266,907          *               --             --
                                                            266,907
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Mark Lerner (23)          27,375           *                Up to           27,375          *               --             --
                                                             27,375
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Riveka Glaz (23)          20,531           *                Up to           20,531          *               --             --
                                                             20,531
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Tamila Khanukayeva       118,438           *                Up to          118,438          *               --             --
(24)                                                       118,438
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Yury Kan (25)            755,875           1.61%            Up to          755,875          1.61%           --             --
                                                            755,875
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------
Investor Relations       150,000           *                Up to          150,000          *               --             --
Network (26)                                               150,000
                                                          shares of
                                                        common stock
----------------------------------------------------------------------------------------------------------------------------------



* Less than one percent.

(1) Based upon 48,055,207 shares of common stock outstanding as of May 17, 2005.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon the exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However, the selling stockholders have contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Assumes that all securities registered will be sold.

(4) Includes (i) 400,000 shares of common stock and (ii) 400,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(5) Includes (i) 2,400,000 shares of common stock and (ii) 2,400,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share. Bristol Investment Fund, Ltd. is a private investment fund that is owned by its investors and managed by Bristol Capital Advisors, LLC (f/k/a Bristol DLP, LLC). Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of these securities. Bristol Investment Fund, Ltd. is not affiliated with a broker-dealer.

(6) Includes (i) 300,000 shares of common stock and (ii) 300,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share. David Marshall, Inc. is a private corporation that is owned and managed by David Marshall. David Marshall has voting and investment control over these securities. David Marshall, Inc. is not affiliated with a broker-dealer.

(7) Includes (i) 400,000 shares of common stock and (ii) 400,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share. Emes Capital Partners, LLC is an investment fund that is owned by its members and managed by Frank Magliato. Frank Magliato has voting and investment control over these securities. Emes Capital Partners, LLC is not affiliated with a broker-dealer.

(8) Includes (i) 400,000 shares of common stock and (ii) 400,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(9) Includes (i) 300,000 shares of common stock and (ii) 300,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share. The Fine Family Trust is an irrevocable trust that is and managed by Russell M. Fine, as Trustee. Russell M. Fine has voting and investment control over these securities. The Fine Family Trust is not affiliated with a broker-dealer.

(10) Includes (i) 200,000 shares of common stock and (ii) 200,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(11) Includes (i) 800,000 shares of common stock and (ii) 800,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(12) Includes (i) 400,000 shares of common stock and (ii) 400,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share. Katie & Adam Bridge Partners, L.P. is an investment fund that is owned by its partners and managed by Steven B. Sands. Steven B. Sands has voting and investment control over these securities. Katie & Adam Bridge Partners, L.P. is not affiliated with a broker-dealer.

(13) Includes (i) 200,000 shares of common stock and (ii) 200,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(14) Includes (i) 400,000 shares of common stock and (ii) 400,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(15) Includes (i) 200,000 shares of common stock and (ii) 200,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(16) Includes (i) 200,000 shares of common stock and (ii) 200,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(17) Includes (i) 640,000 shares of common stock and (ii) 640,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share. Vintage Filings, LLC is owned by its members and managed by Seth Farbman and Shai Stern. Seth Farbman and Shai Stern have voting and investment control over these securities. Vintage Filings, LLC is not affiliated with a broker-dealer.

(18) Includes (i) 200,000 shares of common stock and (ii) 200,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(19) Includes (i) 600,000 shares of common stock and (ii) 600,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(20) Includes (i) 500,000 shares of common stock and (ii) 500,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.25 per share.

(21) Includes shares of common stock issued pursuant to the Subscription Agreement dated as of September 2, 2004.

(22) Includes: (i) 68,438 shares of common stock issued pursuant to the Subscription Agreement dated as of June 2, 2004 and (ii) 50,000 shares of common stock issued pursuant to the Subscription Agreement as of September 2, 2004.

(23) Includes shares of common stock issued pursuant to the Subscription Agreement dated as of June 2, 2004.

(24) Includes: (i) 68,438 shares of common stock issued pursuant to the Subscription Agreement dated as of June 2, 2004 and (ii) 50,000 shares of common stock issued pursuant to the Subscription Agreement dated as of September 2, 2004.

(25) Includes: (i) 335,875 shares of common stock issued pursuant to the Subscription Agreement dated as of June 2, 2004 and (ii) 400,000 shares of common stock issued pursuant to the Subscription Agreement dated as of September 2, 2004.

(26) Includes shares of common stock issuable upon the exercise of warrants pursuant to the Investor Relations Agreement dated as of December 3, 2004 at an exercise price of $0.25 per share. Investor Relations Network is a private corporation that is owned and managed by Tom Gavin. Tom Gavin has voting and investment control over these securities. Investor Relations Network is not affiliated with a broker-dealer.

                              PLAN OF DISTRIBUTION

Each Selling Stockholder (the "Selling Stockholders") of the common stock ("Common Stock") of Acies Corporation., a Nevada corporation, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Over-The-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     settlement of short sales;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

In order to comply with the securities laws of some states, the Selling Stockholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholder complies with the exemption.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

o it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

o the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

o whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

o in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No persons associated with us or the selling shareholders may participate in the distribution of the shares to be offered by selling shareholders unless they meet the safe harbor provisions of the SEC Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 with respect to exemption from registration as a broker/dealer.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Any Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

At the time a Selling Stockholder makes a particular offer of shares we will, if required under applicable rules and regulations, distribute a Prospectus supplement that will set forth:

o     the number of shares that the Selling Stockholder is offering;

o the terms of the offering, including the name of any underwriter, dealer or agent;

o     the purchase price paid by any underwriter;

o     any discount, commission and other underwriter compensation;

o any discount, commission or concession allowed or reallowed or paid to any dealer; and

o     the proposed selling price to the public.

We will not receive any proceeds from sales of any shares by the selling shareholders.

                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

The financial statements for the years ended March 31, 2004 and 2003 incorporated in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Malone & Bailey, PC, Independent Certified Public Accountants, and are included herein in reliance upon the authority of this firms as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

                              AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC' s website at www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Any information that we incorporate by reference is automatically updated and superseded if information contained in this prospectus modifies or replaces that information. You must look at all of our SEC filings that we have incorporated by reference to determine if any of the statements in a document incorporated by reference have been modified or superseded.

We incorporate by reference the document listed below:

o Our quarterly report on Form 10-QSB for the period ending January 31, 2005;

o     Our annual report on Form 10-KSB for the year ended December 31, 2003; and

o     Our current reports on Form 8-K for the past fiscal year.

A copy of our above-mentioned reports are being delivered with this prospectus. You may request additional copies of these filings at no cost, by writing or telephoning us at the following address or phone number:

Acies Corporation
14 Wall Street, Suite 1620
New York, NY 10005
Attention: Oleg Firer, Chief Executive Officer (800) 361-5540

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

FINANCIAL STATEMENT INDEX

                                ACIES CORPORATION
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2004

                                   (UNAUDITED)



                                                                           Page

Balance Sheets                                                                1

Statements of Operations and Deficit Accumulated
         During Development Stage                                             2

Statements of Cash Flows                                                      3

Notes to Financial Statements                                                 4

                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004
                                   (UNAUDITED)

                                     ASSETS



Current Assets
      Cash                                                          $       915
      Accounts receivable, net                                          476,126
                                                                    -----------
          Total current assets                                          477,041


      Deposit                                                            36,042

                Fixed assets                                             18,713
                                                                    -----------
                   Total Assets                                     $   531,796
                                                                    ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
      Accounts payable                                              $   373,681
      Accrued expenses                                                   18,085
      Stock payable                                                      18,000
      Note payable                                                      100,000
                                                                    -----------

          Total current liabilities                                     509,766
                                                                    -----------


Commitment and contingencies                                                 --

Shareholders' Equity
      Common stock, $.001 par value, 50,000,000 shares
           authorized, 38,265,207 shares issued and outstanding          38,265
      Additional paid in capital                                      2,760,851
      Accumulated deficit                                            (2,777,086)
                                                                    -----------
          Total shareholders' Equity                                     22,030
                                                                    -----------

          Total Liabilities and Shareholders' Equity                $   531,796
                                                                    ===========

                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE AND NINE MONTHS ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)


                                                        Three Months                      Nine Months
                                                    2004            2003           2004            2003
                                               ------------    ------------   ------------    ------------
Net revenues                                   $  1,160,607    $    378,035   $  2,739,759    $    761,818

Cost of revenues                                    924,290         272,378      2,237,797         555,719
                                               ------------    ------------   ------------    ------------

Gross margin                                        236,317         105,657        501,782         206,099


General, administrative and selling                 576,220          68,427      3,105,567         153,897
                                               ------------    ------------   ------------    ------------


      Operating income (loss)                      (339,903)         37,230     (2,603,785)         52,202


       Lawsuit settlement                                --              --        (23,000)             --

       Loss on extinguishment of debt               (72,447)             --        (72,447)             --

       Interest expense                              (3,000)             --         (6,000)             --

       Interest income                                    9              --             61              --
                                               ------------    ------------   ------------    ------------

  Net income (loss)                            $   (415,341)   $     37,230   $ (2,705,171)   $     52,202
                                               ============    ============   ============    ============

Basic and diluted earnings (loss) per shares   $      (0.01)   $       0.00   $      (0.09)   $       0.00

Weighted average shares outstanding              37,433,686      25,321,906     31,890,301      25,321,906


                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED DECEMBER 31, 2004 AND 2003
                                   (UNAUDITED)

                                                                       2004           2003
                                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES

      Net income (loss)                                            $(2,705,171)   $    52,202
      Adjustments to reconcile net income (loss) to cash used in operating activities:
             Stock issued for services                               1,835,437             --
             Stock issued for refinancing charges                       25,000             --
             Stock issued for accrued interest                           2,553             --
             Loss on extinguishment of debt                             72,447             --
             Warrant expense                                            32,653             --
             Note payable issued for services                          200,000             --
             Depreciation expense                                        1,866             --
             Changes in assets and liabilities:
                Accounts receivable                                   (326,711)      (135,844)
                Deposit                                                (36,042)            --
                Accounts payable                                       230,659         73,517
                Stock payable                                           18,000             --
                Accrued expenses                                        12,955             --
                                                                   -----------    -----------
CASH FLOWS USED IN OPERATING ACTIVITIES                               (636,354)       (10,125)
                                                                   -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of fixed assets                                         (20,578)            --
                                                                   -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
      Shares issued for cash                                           650,000             --
      Contribution to capital                                               --         11,000
                                                                   -----------    -----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                            650,000         11,000
                                                                   -----------    -----------

NET CHANGE IN CASH                                                      (6,932)           875
      Cash, beginning of period                                          7,847            831
                                                                   -----------    -----------
      Cash, end of period                                          $       915    $     1,706
                                                                   ===========    ===========

Non-cash disclosures:
       Stock for note payable and accrued interest                 $   102,522    $        --


                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Acies, Inc. ("Acies") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in Acies' Annual Report filed with the SEC on Form 8-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2004 as reported in the 8-K have been omitted.

NOTE 2 - STOCK BASED COMPENSATION:

ACIES accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. ACIES granted 2,768,737 options to purchase common stock to employees in the nine months ending December 31, 2004. All options vest every quarter over 3 years, have an exercise price of $1.00 and expire 5 years from the date of grant. ACIES recorded compensation expense of $0 under the intrinsic value method during the nine months ended December 31, 2004.

The following table illustrates the effect on net income (loss) and net income
(loss) per share if, ACIES had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.


                                           Three Months Ended                        Nine Months Ended
                                              December 31,                              December 31,
                                         2004                 2003                 2004               2003
                                    ------------         ------------          ----------        -------------
Net income (loss) as reported       $   (415,341)       $      37,230         $(2,705,171)       $      52,202
Add:  stock based
         compensation
         determined under
         intrinsic value-
         based method                         --                   --                  --                   --
Less: stock based
         compensation
         determined under
         fair value-
         based method                    (23,702)                  --             (47,404)                  --
                                    ------------        -------------         -----------        -------------
   Pro forma net loss               $   (439,043)       $      37,230         $(2,752,575)       $      52,202
                                    ============        =============         ===========        =============

Basic and diluted net loss per common share:
   As reported                      $       (.01)       $         .00         $      (.09)       $         .00
   Pro forma                                (.01)                 .00                (.09)                 .00



NOTE 3 - DEPOSIT

ACIES paid a security deposit of $36,042 on a seven year office lease. The deposit is refundable at the end of the lease.

NOTE 4 - NOTE PAYABLE

On July 2, 2004, ACIES exchanged a $200,000 unsecured note payable bearing interest of 6%, payable in 12 months for services provided by Public Company Management Corporation in connection with ACIES' reverse merger.

During November 2004, ACIES defaulted on the $200,000 note payable. ACIES issued 1,400,000 shares of restricted common stock as collateral to extend the due date of the note until May 31, 2005. ACIES also issued 100,000 shares of common stock valued at $25,000 for refinancing charges.

During December 2004, ACIES converted $102,522 of the Public Company Management Corporation debt into 700,000 shares of common stock valued at $175,000. The difference was charged to loss on extinguishment of debt.

NOTE 5 - COMMON STOCK

On July 2, 2004, ACIES exchanged approximately 99.2% of its issued and outstanding common stock for approximately 26,150,000 newly issued shares of Atlantic Synergy, Inc.'s ("ASGY") common stock (the "Exchange"). At closing, there were 19,105,000 issued and outstanding shares of common stock of ACIES.

In connection with, and subsequent to, the Exchange, ASGY transferred all of its assets held immediately prior to the Exchange, subject to all of ASGY's then existing liabilities, to Terence Channon, ASGY's former President and Chief Executive Officer, in consideration for Mr. Channon's cancellation of 4,285,000 shares of ASGY common stock and the cancellation of 200,000 shares of ASGY common stock held by a third party. Immediately after the issuance of shares to the ACIES shareholders and the anticipated cancellations, there were 29,235,656 shares of ASGY common stock issued and outstanding.

During the nine months ended December 31, 2004, ACIES issued 6,101,456 shares of common stock to several individuals for services valued at $1,835,437. 3,201,456 of these shares valued at $1,072,937 were issued to related parties.

During the nine months ended December 31, 2004, ACIES sold 1,428,095 shares of common stock to several individuals for proceeds of $650,000.

During November 2004, ACIES issued 1,500,000 shares of restricted common stock as collateral for a note payable. In December 2004, 700,000 of the 1,500,000 shares were used for partial conversion of the note payable. See Note 4 for details.

NOTE 6 - SUBSEQUENT EVENT

During January 2005, ACIES sold 8,540,000 shares of common stock and 8,540,000 warrants to purchase common stock to several investors for a total proceeds of $1,067,500.

                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)

                              FINANCIAL STATEMENTS

                                 MARCH 31, 2004

                                    CONTENTS



                                                                     Page
                                                                     ----

Report of Independent Registered Public Accounting Firm                1

Balance Sheet                                                          2

Statements of Operations and Deficit Accumulated During
Development Stage                                                      3

Statements of Changes in Stockholder's Equity                          4

Statements of Cash Flows                                               5

Notes to Financial Statements                                          6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ACIES, Inc. (formerly GM Merchant Solutions, Inc.)

New York, New York

We have audited the accompanying consolidated balance sheet of ACIES, Inc. as of March 31, 2004, and the related statements of operations, shareholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of ACIES, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACIES, Inc. as of March 31, 2004, and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                /s/ Malone & Bailey, PC
                                ------------------------
                                Malone & Bailey, PC



Houston, Texas

www.malone-bailey.com

June 29, 2004

                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)
                           CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2004

                                     ASSETS


Current Assets
     Cash                                                           $     7,847
     Accounts receivable (net)                                          149,415
                                                                    -----------
         Total assets                                               $   157,262
                                                                    -----------

 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
     Accounts payable                                               $   143,022
     Accrued expenses                                                     5,128
                                                                    -----------
         Total current liabilities                                      148,150
                                                                    -----------

Commitment and contingencies

Shareholders' equity
     Common stock, $.001 par value, 50,000,000 shares
      authorized, 18,500,000 shares issued and outstanding               18,500
     Additional paid in capital                                          62,525
     Accumulated deficit                                                (71,913)
                                                                    -----------
         Total shareholders' equity                                       9,112
                                                                    -----------
         Total liabilities and shareholders' equity                 $   157,262
                                                                    -----------


See summary of significant accounting policies and notes to financial statements.

                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
      YEAR ENDED MARCH 31, 2004, AND THE PERIOD AUGUST 9, 2002 (INCEPTION)
                             THROUGH MARCH 31, 2003


                                                     2004               2003
                                                ------------      ------------
Net revenues                                    $  1,270,067      $     18,933
Cost of revenues                                     974,837            37,433
                                                ------------      ------------
Gross margin                                         295,230           (18,500)

General, administrative and selling                  298,980            49,663
                                                ------------      ------------

Net loss                                        $     (3,750)     $     (68,163)
                                                ------------      ------------

Net loss per shares                             $      (0.00)     $      (0.00)
Weighted average shares outstanding               18,500,000        18,500,000



See summary of significant accounting policies and notes to financial statements. .

                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      THE PERIOD AUGUST 9, 2002 (INCEPTION)
                             THROUGH MARCH 31, 2004



                                                     Additional
                                                      Paid-In-    Accumulated
                                 Common Stock          Capital      Deficit       Total
                           -----------------------   ----------   ----------    ----------
Stock issued to founders   18,500,000   $   18,500    $       --  $       --    $   18,500

Contributions to capital           --           --       45,525           --        45,525

Net loss                           --           --           --      (68,163)      (68,163)
                                                                  ----------    ----------
Balance, March 31, 2003    18,500,000       18,500       45,525      (68,163)       (4,138)

Contributions to capital           --           --       17,000           --        17,000

Net loss                           --           --           --       (3,750)       (3,750)
                                                                  ----------    ----------
Balance, March 31, 2004    18,500,000   $   18,500    $   62,525  $  (71,913)   $    9,112
                           ----------   ----------    ----------  ----------    ----------


See summary of significant accounting policies and notes to financial statements. .

                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
      YEAR ENDED MARCH 31, 2004, AND THE PERIOD AUGUST 9, 2002 (INCEPTION)
                             THROUGH MARCH 31, 2003



                                                            2004             2003
                                                        ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                            $     (3,750)   $    (68,163)
    Adjustments to reconcile net loss to cash used in
     operating activities:
       Shares issued to founders                                  --          18,500
       Rent forgiven by founders                               6,000              --
           Changes in assets and liabilities:
              Accounts receivable                           (142,653)         (6,762)
              Accounts payable                               131,291          11,731
              Accrued expenses                                 5,128              --
                                                        ------------    ------------
CASH FLOWS USED IN OPERATING ACTIVITIES                       (3,984)        (44,694)
                                                        ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Contributions to capital                                  11,000          45,525
                                                        ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES                          11,000          45,525
                                                        ------------    ------------

NET INCREASE IN CASH                                           7,016             831
    Cash, beginning of period                                    831              --
                                                        ------------    ------------
    Cash, end of period                                 $      7,847    $        831
                                                        ------------    ------------



See summary of significant accounting policies and notes to financial statements.

                                   ACIES, INC.
                     (FORMERLY GM MERCHANT SOLUTIONS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business. ACIES, Inc. (formerly GM Merchant Solutions, Inc.) ("ACIES") was incorporated in Nevada on April 22, 2004. In June 2004, ACIES purchased the assets, liabilities and operations of GMS Worldwide, LLC ("GMS"), which was incorporated in New York on August 14, 2003 and GM Merchant Solutions, Inc. ("GM New York"), which was incorporated in New York on August 9, 2002. All three companies were under common ownership at the time of acquisition. ACIES sells point of sale systems equipment and credit card processing services to merchants. ACIES outsources the processing services to First Data and Chase Merchant Services.

Cash and Cash Equivalents. For purposes of the statement of cash flows, ACIES considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of ACIES, GMS and GM New York as entities under common control. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Revenue Recognition. ACIES recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. ACIES has two types of revenue. Service revenue consists of credit card processing services which are recognized when the services are rendered. Service revenue is presented gross in accordance with EITF 99-19 "Reporting Revenue Gross as a Principal Versus Net as an Agent" because ACIES is the primary obligor in the arrangement, has latitude in establishing price, has discretion in supplier selection and has credit risk. Product revenue consists of sales of credit card terminals and is recognized at the point of sale, or when the product is shipped or installed. Product revenue was $276,473 and $11,567 for fiscal years 2004 and 2003. Service revenue was $993,594 and $7,367 for fiscal years 2004 and 2003.

Allowance for Doubtful Accounts. Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts.

Income taxes. ACIES recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. ACIES provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share. ACIES calculates basic and diluted net loss per share which is in accordance with Financial Accounting Standards Statement 128, which is calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

Recently issued accounting pronouncements. ACIES does not expect the adoption of recently issued accounting pronouncements to have a significant impact on ACIES results of operations, financial position or cash flow.

NOTE 2 - INCOME TAXES


Deferred tax assets                                                    $ 18,161
Less: valuation allowance                                               (18,161)
                                                                       --------
Net deferred taxes                                                     $      0
                                                                       ========


ACIES has net operating loss carryforwards of approximately $53,000 as of March 31, 2004 which expires between 2023 and 2024.

NOTE 3 - COMMON STOCK

ACIES issued 18,500,000 shares of common stock on August 9, 2002 (inception) to the founders valued at $.001 per share for a total of $18,500. During fiscal 2004 and 2003 the founders contributed $17,000 and $45,525, respectively to ACIES. There were no shares issued during fiscal year 2004.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

From inception through May 2004, ACIES leased office space on a month-to-month basis under a verbal sublease agreement with a company owned by the founders for $3,000 per month. The founders did not require ACIES to pay rent for January 2004 and February 2004. The $6,000 of rent has been expensed and treated as a contribution to capital. Rent expense was $37,626 and $9,481 for fiscal 2004 and 2003, respectively.

ACIES current office is located in New York, New York. On June 4, 2004 ACIES entered into a 7 year lease agreement with W12/14 Wall Realty L.L.C. Rent is reserved under a fixed rent with the first years monthly rent at $13,400 per month. Future minimum lease payments consist of the following:


Fiscal 2005                              $160,805
Fiscal 2006                               164,409
Fiscal 2007                               168,103
Fiscal 2008                               171,890
Fiscal 2009                               182,980
Thereafter                                774,561



ACIES entered into a 3-year marketing agreement with Chase Merchant Services, L.L.C. ("CMS") on December 9, 2002. CMS establishes and maintains a merchant program for the purpose of providing authorization, processing and settlement of bankcard transactions for merchants. ACIES is responsible for marketing CMS's services to merchants. ACIES has a production level of 150 accounts per month. Production penalties of $25 per merchant below the production level are assessed if the production level is not met.

NOTE 5 - SUBSEQUENT EVENTS

ACIES issued the following shares for $500,000 from April through June 2004 as follows:

o 50,000 shares of common stock for cash valued at $1 per share for a total of $50,000 on April 28, 2004;

o 50,000 shares of common stock for cash valued at $1 per share for a total of $50,000 on May 4, 2004;

o 50,000 shares of common stock for cash valued at $1 and 195,000 shares of common stock for cash valued at $.77 per share for a total of $50,000 and $150,000, respectively, on May 6, 2004; and

o 260,000 shares of common stock for cash valued at $.77 per share for a total of $200,000 on June 29, 2004.

On July 2, 2004, ACIES exchanged approximately 99.2% of its issued and outstanding common stock for approximately 26,150,000 newly issued shares of Atlantic Synergy, Inc.'s ("ASGY") common stock (the "Exchange"). At closing, there were 19,105,000 issued and outstanding shares of common stock of ACIES.

In connection with, and subsequent to, the Exchange, the ASGY will transfer all of its assets held immediately prior to the Exchange, subject to all of the ASGY's then existing liabilities, to Terence Channon, ASGY's former President and Chief Executive Officer, in consideration for Mr. Channon's cancellation of 4,285,000 shares of ASGY common stock and the cancellation of 200,000 shares of ASGY common stock held by a third party. Immediately after the issuance of shares to the ACIES shareholders and the anticipated cancellations, there will be 30,763,750 shares ASGY common stock issued and outstanding.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                                                                 UP TO 18,658,095 SHARES
                                                                                        OF OUR
                                                                                    OF COMMON STOCK

                    TABLE OF CONTENTS
                                                     Page
Prospectus Summary                                      5
Recent Developments                                     7
Risk Factors                                            8
Use of Proceeds                                        13                           Acies Corporation
Market For Common Equity And Related Stockholder
     Matters                                           13
Management's Discussion And Analysis or Plan Of
     Operation                                         14
Business                                               19
Description of Property                                21
Legal Proceedings                                      21
Management                                             22
Executive Compensation                                 23
Certain Relationships And Related Transactions         23                            ________________
Security Ownership Of Certain Beneficial Owners
     And Management                                    24                               PROSPECTUS
                                                                                     ----------------
Description of Securities                              26
Indemnification for Securities Act Liabilities         27
Selling Stockholders                                   29
Plan of Distribution                                   32
Legal Matters                                          34
Experts                                                34
Available Information                                  35
Index To Financial Statements                          36                            May 17, 2005


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502 of the Nevada Revised Statutes provides that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Business Corporation Act states as follows:

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                                                 $   175.68*
Accounting fees and expenses                                          15,000.00*
Legal fees and expenses                                               45,000.00*
                                                                     ----------
                         TOTAL                                       $60,175.68*
                                                                     ==========

*Previously paid and estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On February 3, 2005, we entered into a Securities Purchase Agreement pursuant to which we sold and issued 8,540,000 shares of common stock, par value $.001 per share, and common stock purchase warrants to purchase 8,540,000 shares of our common stock to several accredited investors who are a party to the Securities Purchase Agreement for an aggregate purchase price of $1,067,500.

On December 3, 2004, we entered into an Investor Relations Agreement with Investor Relations Network pursuant to which we issued warrants to purchase an aggregate of 150,000 shares of our common stock, par value $.001 per share, at an exercise price of $0.25 per share.

On September 2, 2004, we entered into a Subscription Agreement pursuant to which we sold and issued an aggregate of 1,428,095 shares of common stock, par value $.001 per share, to several accredited investors who are a party to the Subscription Agreement for an aggregate purchase price of $357,023.75.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Acies or executive officers of Acies, and transfer was restricted by Acies in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Acies Corporation, a Nevada corporation.


3.1 Articles of Incorporation of TerenceNet, Inc. dated October 11, 2000. (Filed as an exhibit to TerenceNet, Inc.'s Form 10-SB, as amended, filed with the Securities and Exchange Commission on April 5, 2002).

3.2 Bylaws of TerenceNet, Inc. (Filed as an exhibit to TerenceNet, Inc.'s Form 10-SB, as amended, filed with the Securities and Exchange Commission on April 5, 2002).

3.3 Certificate of Amendment of Articles of Incorporation (Filed as an exhibit to Atlantic Synergy, Inc.'s Form 8-K filed with the Securities and Exchange Commission on July 9, 2004).

4.1 Form of Series A Common Stock Purchase Warrant issued to investors pursuant to the February 3, 2005 private placement (Filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on February 8, 2005).

5.1   Sichenzia Ross Friedman Ference LLP Opinion and Consent (Filed herewith).

10.1 Exchange Agreement by and between Acies, Inc. and Atlantic Synergy, Inc. dated as of July 2, 2004 (Filed as an exhibit to Atlantic Synergy, Inc.'s Form 8-K/A filed with the Securities and Exchange Commission on July 12,
      2004).

10.2 Year 2004 Stock Award Plan of Atlantic Synergy, Inc. (Filed as an exhibit to Atlantic Synergy, Inc.'s Form S-8 filed with the Securities and Exchange Commission on August 31, 2004).

10.3 Year 2004 Officer/Director/Employee Stock Award Plan of Atlantic Synergy, Inc. (Filed as an exhibit to Atlantic Synergy, Inc.'s Form S-8 filed with the Securities and Exchange Commission on September 13, 2004).

10.4 Form of Subscription Agreement by and between Atlantic Synergy, Inc. and the purchasers identified on the signature pages thereto dated as of September 2, 2004(Filed herewith).

10.5 Investor Relations Agreement by and between Acies, Inc. and Investor Relations Network dated as of December 3, 2004 (Filed herewith).

10.6 Securities Purchase Agreement by and between the Company and the purchasers identified on the signature pages thereto dated as of February 3, 2005 (Filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on February 8, 2005).

10.7 Registration Rights Agreement by and between the Company and the purchasers identified on the signature pages thereto dated as of February 3, 2005 (Filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on February 8, 2005).

10.8 Employment Agreement by and between the Company and Oleg Firer dated as of July 1, 2004 (Filed herewith).

10.9 Employment Agreement by and between the Company and Yakov Shimon dated as of July 1, 2004 (Filed herewith).

10.10 Employment Agreement by and between the Company and Miron Guilliadov dated as of July 1, 2004 (Filed herewith).

10.11 Form of Subscription Agreement by and between GM Merchant Solutions, Inc. and the purchasers identified on the signature pages thereto dated as of June 2, 2004(Filed herewith).

23.1 Consent of Independent Registered Public Accounting Firm - Malone & Bailey, PC

23.2  Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1).



ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Acies Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 17th day of May 2005.

                                ACIES CORPORATION

                        Name: /s/ Oleg Firer
                              ----------------
                                  Oleg Firer

                        Title: Chief Executive Officer,
                               and Director


                        Name: /s/ Jeffrey A. Tischler
                              ----------------
                                  Jeffrey A. Tischler

                        Title: Chief Financial Officer


                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Oleg Firer his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:




         SIGNATURE                        TITLE                    DATE
----------------------------  -----------------------------  -------------------

By: /s/ Oleg Firer              Chief Executive Officer,        May 17, 2005
   -----------------------          and Director
        Oleg Firer